Exhibit 10.1

AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of

July 16, 2004

between

MORRIS COMMUNICATIONS COMPANY, LLC

MORRIS PUBLISHING GROUP, LLC

The LENDERS Party Hereto

J.P. MORGAN SECURITIES INC.

as Advisor, Lead Arranger and Bookrunner

THE BANK OF NEW YORK

SUNTRUST BANK

KEY CORPORATE CAPITAL INC.

as Co-Documentation Agents

FLEET NATIONAL BANK

WACHOVIA BANK, NATIONAL ASSOCIATION

as Co-Syndication Agents

and

JPMORGAN CHASE BANK

as Administrative Agent

$400,000,000

(ii)

(iii)

(iv)

SCHEDULE I	-	Revolving Credit Commitments
SCHEDULE II	-	Material Agreements and Liens
SCHEDULE III	-	Hazardous Materials
SCHEDULE IV	-	Subsidiaries and Investments
SCHEDULE V	-	Litigation
SCHEDULE VI	-	Real Property

ANNEX I	-	LENDER ADDENDUM

EXHIBIT A	-	Form of Assignment and Assumption
EXHIBIT B	-	Copy of Security and Guarantee Agreement
EXHIBIT C	-	Copy of Pledge Agreement
EXHIBIT D	-	Form of Opinion of Counsel to the Borrower
EXHIBIT E	-	Form of Opinion of Special Counsel to JPMCB

(v)

AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 16, 2004, between MORRIS COMMUNICATIONS COMPANY, LLC, MORRIS PUBLISHING GROUP, LLC, the LENDERS party hereto (including each “Revolving Credit Lender” party to the Existing Credit Agreement referred to below) and JPMORGAN CHASE BANK, as Administrative Agent.

Morris Communications Company, LLC, (“MCC”), Morris Publishing Group, LLC (the “Borrower”), the lenders named therein (including the Revolving Credit Lenders hereunder) and JPMorgan Chase Bank, as the Administrative Agent, are parties to a Credit Agreement dated as of August 7, 2003 (as heretofore modified and supplemented and in effect on the date hereof immediately before giving effect to the amendment and restatement contemplated hereby, the “Existing Credit Agreement”).

The Borrower has requested that (i) the Tranche A Term Loan Lenders and Tranche C Term Loan Lenders (each as defined below) establish in its favor pursuant to Section 2.01(c) of the Existing Credit Agreement Incremental Term Loan Commitments under and as defined in said Section 2.01(c) in an aggregate principal amount equal to $225,000,000, the proceeds of which loans will refinance the “Tranche B Term Loans” outstanding on the date hereof under the Existing Credit Agreement, (ii) the Existing Credit Agreement be amended in certain respects (including to provide for such Incremental Term Loan Commitments) and (iii) the Existing Credit Agreement be restated in its entirety as provided herein to reflect the amendments described above (including the establishment of such Incremental Term Loan Commitments).

The restatement of the Existing Credit Agreement contemplated hereby is subject to the execution and delivery of this Agreement by MCC, the Borrower and the “Required Revolving Credit Lenders” under and as defined in the Existing Credit Agreement, and to the execution and delivery of Lender Addenda in the form of Annex I hereto by each Tranche A Term Loan Lender and Tranche C Term Loan referred to below, and does not require the consent of any other parties.

Accordingly, MCC, the Borrower, Revolving Credit Lenders constituting the “Required Revolving Credit Lenders” under the Existing Credit Agreement, and each Tranche A Term Loan Lender and Tranche C Term Loan Lender executing and delivering a Lender Addenda in the form of Annex I hereto, hereby agree that the Existing Credit Agreement shall be amended and restated as of the date hereof (but subject to Section 4.01) in its entirety as follows (it being understood that it is the intent of the parties hereto that, insofar as relating to the establishment of the Incremental Term Loan Commitments with respect to Tranche A Term Loans and Tranche C Term Loans, this Agreement shall be deemed to constitute an agreement to establish Incremental Term Loans under and as defined in the Existing Credit Agreement):

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Lease Terms” means, with respect to any lease agreement covering real property sold by the Borrower or any Restricted Subsidiary pursuant to Section 6.01(c)(vii), or distributed by the Borrower pursuant to Section 6.05(f), that such lease agreement (a) shall expire not prior to the date ten years after the Effective Date (or, if earlier, the remaining useful life of the real property) and shall be renewable at the option of the lessee for an additional term of not less than five years after such initial expiration date, (b) requires that the lease agreement shall be recorded prior to the grant by the respective lessor of any Lien upon such real property, and that any such Lien shall be subject to the provisions of such lease agreement, and that such Lien shall be subject to such lease agreement, (c) the rental payments to be made under such lease agreement by MCC or the respective Restricted Subsidiary shall be not less favorable than would be applicable to a lease agreement entered into on market terms with an unaffiliated third party and shall consist of equal consecutive monthly or quarterly payments (excluding rental payments during any renewal of such lease agreement, so long as such renewal rental payments are not in any event greater than market terms determined at the time the renewal becomes effective), provided that such payments may from time to time be increased in accordance with increases in the Consumer Price Index published by the Bureau of Labor Statistics in the Department of Labor, (d) shall not contain any terms that would impose unusual burdens upon the ability of the respective lessee to use the leased property and (e) shall not contain terms that render such lease a Guarantee of obligations of the lessor.

“Acquisition Subsidiary” means (i) any entity that is acquired pursuant to an acquisition permitted under Section 6.01(c)(iv), or pursuant to an Investment permitted under Section 6.04(e), that becomes a Restricted Subsidiary after such acquisition or Investment and (ii) any Restricted Subsidiary formed by MCC after the date hereof for the purpose of making any such acquisition or Investment. An “Acquisition Subsidiary” may include a Restricted Subsidiary described in the foregoing clause (ii) as well as the entity acquired by such Restricted Subsidiary described in the foregoing clause (i).

“Adjusted LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

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“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means any Person that directly or indirectly controls, or is under common control with, or is controlled by, the Borrower and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person that owns directly or indirectly securities having 20% or more of the voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, (a) no individual (other than William S. Morris III) shall be an Affiliate solely by reason of his or her being a director, officer or employee of MCC or any of its Restricted Subsidiaries, (b) no sibling of William S. Morris III shall be an Affiliate solely by reason of his or her being such a sibling and (c) none of the Restricted Subsidiaries shall be Affiliates.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate for such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments or Loans of all Classes hereunder represented by the aggregate amount of such Lender’s Commitments or Loans of all Classes hereunder.

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“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan of any Class, or with respect to the commitment fees payable hereunder, as the case may be (i) 0.75% in the case of any Tranche C Term Loan that is an ABR Loan, (ii) 1.75% in the case of any Tranche C Term Loan that is a Eurodollar Loan and (iii) in the case of any Revolving Credit Loan, Tranche A Term Loan or commitment fee, the rate per annum set forth below under the caption “ABR” or “Eurodollar” for the applicable Class, or “Commitment Fee”, respectively, based upon the Cash Flow Ratio as of the most recent determination date:

	Revolving Credit Loans		Term Loans		Commitment Fee
Cash Flow Ratio	ABR	Eurodollar	ABR	Eurodollar
Greater than or equal to 5.00 to 1	150.0	250.0	50.0	150.0	50.0
Less than 5.00 to 1 but greater than or equal to 4.50 to 1	125.0	225.0	50.0	150.0	50.0
Less than 4.50 to 1 but greater than or equal to 4.00 to 1	112.5	212.5	25.0	125.0	50.0
Less than 4.00 to 1	100.0	200.0	0	100.0	50.0

For purposes of the foregoing, (i) the Cash Flow Ratio shall be determined as of the end of each fiscal quarter of MCC’s fiscal year based upon MCC’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Cash Flow Ratio shall be effective during the period commencing on and including the date three Business Days after delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Cash Flow Ratio shall be deemed to be in the highest category indicated above (A) at any time that an Event of Default has occurred and is continuing and (B) if MCC fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Approved Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Cash Flow” means, on any date during any fiscal year, with respect to any assets or equity interests being sold as contemplated in Section 6.01(c)(vi), the sum (determined on a consolidated basis, if applicable, without duplication in accordance with GAAP), of the following, in each case to the extent attributable to such assets or equity interests: (a) net operating income (calculated before federal, state and local income taxes, Interest Expense, extraordinary and unusual items, income or loss attributable to equity in Affiliates and Other Income) for the period of four fiscal quarters ending on or most recently ended prior to said date plus (b) non-cash items, including, without limitation, depreciation and amortization (to the extent deducted in determining net operating income) for such period.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by

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Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Basic Documents” means, collectively, the Loan Documents and the Tax Consolidation Agreements.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Morris Publishing Group, LLC, a Georgia limited liability company.

“Borrowing” means (a) all ABR Loans of the same Class made, converted or continued on the same date or (b) all Eurodollar Loans of the same Class that have the same Interest Period.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurodollar Borrowing, or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Expenditure Contributions” means (a) any equity contribution (whether constituting a contribution to the capital of MCC by Holdings or the purchase of additional equity interests in MCC by Holdings) received in cash and designated at the time the same is made by a senior financial officer of MCC as a “Capital Expenditure Contribution” for purposes of this Agreement or (b) any dividend to MCC from any Unrestricted Subsidiary that is designated at the time the same is made by a senior financial officer of MCC as a “Capital Expenditure Contribution” for purposes of this Agreement, which designations shall be set forth in a notice to such effect delivered by MCC to the Administrative Agent.

“Capital Expenditures” means, for any period, expenditures (including, without limitation, the aggregate amount of Capital Lease Obligations incurred during such period, but excluding interest capitalized during such period in respect of Indebtedness incurred to finance the acquisition or construction of fixed assets, plant and equipment) made by MCC or any of its Restricted Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements) during such period computed in accordance with GAAP. Notwithstanding the foregoing, any acquisition permitted under Section 6.01(c)(iv) and any Investment permitted under Section 6.04(e), shall be excluded from Capital Expenditures,

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and the cost of any repair or replacement of any Property that is the subject of a Casualty Event shall be excluded from Capital Expenditures.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

“Cash and Cash Equivalents” means, as at any date of determination thereof for MCC and its Restricted Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), the aggregate amount of all cash (including, without limitation, balances held in operating deposit accounts) and all Liquid Investments held by MCC and its Restricted Subsidiaries on such date.

“Cash Flow” means, for any period, the sum, for MCC and its Restricted Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) net operating income for such period, calculated before federal, state and local income taxes, Interest Expense, extraordinary and unusual items (other than any one-time charges related to start-up expenses for the shared services center and business and technology platform), income or loss attributable to equity in Affiliates and Other Income, it being understood that the first $1,000,000 of Other Rental Income for any period shall be included in “net operating income”, plus (b) non-cash items for such period, including, without limitation, depreciation and amortization, impairment charges with respect to goodwill and other intangibles, unrealized gains or losses on financial instruments (such as contemplated by FAS 133), non-cash financing losses on the extinguishment of debt and the non-cash portion of post-retirement benefits (to the extent deducted in determining net operating income) plus (c) any one-time charges related to start-up expenses for such period for the shared services center and business and technology platform that constitute operating expenses for such period, provided that the aggregate amount of such charges and expenses that may be so added back under this clause (c) shall not exceed (A) $5,500,000 for any date of determination on or before June 30, 2004, (B) $4,000,000 for any date of determination after June 30, 2004 and on or before June 30, 2005, and (C) $3,000,000 for any date of determination after June 30, 2005 and on or before December 31, 2005. In determining “net operating income” for any period, there shall be excluded from expenses the aggregate amount of Special Deferred Compensation for such period.

Notwithstanding the foregoing, in determining Cash Flow as at any date with respect to any period, appropriate adjustments shall be made to take into account the effect of any acquisition or Disposition during such period (or thereafter through such date) involving aggregate consideration in excess of $1,000,000, as if such acquisition or Disposition had occurred on the first day of such period.

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“Cash Flow Ratio” means, as at any date of determination thereof, the ratio of (i) Total Indebtedness as at such date to (ii) Cash Flow for the period of four fiscal quarters ending on or most recently ended prior to such date.

“Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Revolving Credit Loans, Tranche A Term Loans, Tranche C Term Loans or Incremental Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Tranche A Term Loan Commitment, Tranche C Term Loan Commitment or Incremental Term Loan Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means a Revolving Credit Commitment, Tranche A Term Loan Commitment, Tranche C Term Loan Commitment or Incremental Term Loan Commitment, or any combination thereof (as the context requires).

“Default” means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Disposition” means any sale, assignment, transfer or other disposition of any Property (whether now owned or hereafter acquired) by MCC or any of its Restricted Subsidiaries to any Person, including any Casualty Event, but excluding any sale, assignment, transfer or other disposition of (a) any Property sold or disposed of in the ordinary course of business and on ordinary business terms, (b) Excluded Property and (c) any Property in an aggregate amount of less than $1,000,000.

“Dollars” or “$” refers to lawful money of the United States of America.

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“Effective Date” means the date on which the conditions specified in Section 4.01 of the Existing Credit Agreement were satisfied (or waived in accordance with Section 9.02 of the Existing Credit Agreement).

“Environmental Claim” means, with respect to any Person, (a) any written or oral notice, claim, demand or other communication (collectively, a “claim”) by any other Person alleging or asserting such Person’s liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term “Environmental Claim” shall include, without limitation, any claim by any governmental authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, and any Lien filed against any property covered by any Mortgage.

“Environmental Laws” means any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

“Equity Contributions” means any equity contribution (whether constituting a contribution to the capital of MCC by Holdings or the purchase of additional equity interests in MCC by Holdings) received in cash and designated at the time the same is made by a senior financial officer of MCC as an “Equity Contribution” for purposes of this Agreement, which designation shall be set forth in a notice to such effect delivered by MCC to the Administrative Agent.

“Equity Issuance” means (a) any issuance or sale by MCC or any of its Restricted Subsidiaries after the Effective Date of (i) any of its capital stock, (ii) any warrants or options exercisable in respect of its capital stock (other than any warrants or options issued to directors, officers or employees of MCC or any of its Subsidiaries pursuant to employee benefit plans established in the ordinary course of business and any capital stock of MCC issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in MCC or any of its Subsidiaries or (b) the receipt by MCC or any of its Restricted Subsidiaries after the Effective Date of any

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capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (w) any reimbursement of the costs of any Special Deferred Compensation described in clause (a) of the definition of such term in this Section, (x) the first $50,000,000 of Equity Contributions received after the date hereof, (y) the first $100,000,000 of Capital Expenditure Contributions received after the date hereof or (z) any contribution made to the capital of MCC in order to enable the payments to be made pursuant to Section 6.05(h) or any contribution made to the capital of MCC pursuant to Section 5(b) of the Pledge Agreement.

“Equity Rights” means, with respect to any Person, any outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with MCC or the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by MCC or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by MCC or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by MCC or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by MCC or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from MCC or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

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“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Property” means, collectively, (i) any interest in the equity capital of Mediacom, or the net proceeds of any sale thereof, or (ii) any interest in the equity capital of any Unrestricted Subsidiary (including Shivers Investments, LLC), or the net proceeds of any sale thereof.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.14(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a).

“Existing Credit Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fiscal Quarter” means each fiscal quarter of MCC and the Borrower, respectively. The “first” Fiscal Quarter in any fiscal year shall be the Fiscal Quarter ending on or nearest to March 31 in such year, the “second” Fiscal Quarter in any fiscal year shall be the Fiscal Quarter ending on or nearest to June 30 in such year, the “third” Fiscal Quarter in any fiscal year shall be the Fiscal Quarter ending on or nearest to September 30 in such year, and the “fourth” Fiscal Quarter in any fiscal year shall be the Fiscal Quarter ending on or nearest to December 31 in such year, in each case as provided in Section 1.04(d).

“Fixed Charge Coverage Ratio” means, as at any date of determination, the ratio of (a) Cash Flow for the period of four fiscal quarters ending on or most recently ended prior to

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such date to (b) the sum of (i) the amount, if any, by which the aggregate principal amount of Revolving Credit Loans outstanding hereunder at the beginning of such period shall exceed the aggregate amount of the Revolving Credit Commitments scheduled to be in effect at the end of such period after giving effect to any reductions of such Commitments scheduled to occur during such period pursuant to Section 2.06 plus (ii) all regularly scheduled payments or regularly scheduled mandatory prepayments of principal of any other Indebtedness made during such period (including the Term Loans and the principal component of any payments in respect of Capital Lease Obligations, but excluding the final installment of principal of the Term Loans and any prepayments pursuant to Section 2.08 and excluding also any Indebtedness of the type described in clause (c) or (f) of the definition of such term in this Section 1.01, except to the extent MCC and its Restricted Subsidiaries have made payments in respect of the principal thereof during such period) plus (iii) all Interest Expense for such period plus (iv) income taxes for such period (excluding, however, taxes attributable to Unrestricted Subsidiaries to the extent paid by such Unrestricted Subsidiaries) plus (v) Restricted Payments made in cash during such period plus (vi) Capital Expenditures for such period, excluding (x) Capital Expenditures funded by Capital Expenditure Contributions made during the twelve month period ending on or most recently ended prior to such date (as contemplated by the definition of such term in this Section 1.01) and (y) Capital Expenditures related to start-up expenses for the shared services center and business and technology platform, provided that the aggregate amount of such charges and expenses that may be so excluded shall not exceed (A) $20,000,000 for any date of determination on or before June 30, 2004, (B) $15,000,000 for any date of determination after June 30, 2004 and on or before June 30, 2005 and (C) $10,000,000 for any date of determination after June 30, 2005 and on or before December 31, 2005.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles applied on a basis consistent with those which, in accordance with the last sentence of Section 1.04(a), are to be used in making the calculations for purposes of determining compliance with this Agreement.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or

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lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Guarantors” means MCC and each Subsidiary Guarantor.

“Hazardous Material” means, collectively, (a) any petroleum or petroleum products, flammable explosives, radioactive materials, friable asbestos, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCB’s), (b) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

“Holdings” means Morris Communications Holding Company, LLC, a Georgia limited liability company.

“Incremental Term”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(c).

“Incremental Term Loan Commitment” means, with respect to each Incremental Term Loan Lender, and for any Series thereof, the commitment of such Incremental Term Loan Lender to make Incremental Term Loans of such Series, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 or 2.08(b) and (b) reduced or increased from time to time pursuant to assignments by or to such Incremental Term Loan Lender pursuant to Section 9.04. The aggregate amount of the Incremental Loan Commitments of all Series incurred after the Restatement Effective Date, together with any Permitted Indebtedness incurred in accordance with Section 6.07(a)(A) after the Restatement Effective Date, shall not exceed $300,000,000 or such higher amount to which the Required Lenders shall have consented.

“Incremental Term Loan Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan of any Series.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts

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payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person, excluding, if such Person is the lessee of Property (whether pursuant to an operating lease or capital lease), Liens on such Property securing Indebtedness of the lessor; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person to the extent of the amount of such Indebtedness that such Person has agreed to Guarantee.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated June 2004 prepared by MCC and the Borrower with respect to the transactions contemplated hereby.

“Interest Coverage Ratio” means, as at any date of determination thereof, the ratio of (a) Cash Flow for the period of four fiscal quarters ending on or most recently ended prior to such date to (b) Interest Expense for such period.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Expense” means, for any period, the sum, for Holdings (but not any Subsidiaries thereof) and MCC and its Restricted Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness accrued or capitalized during such period (whether or not actually paid during such period, but excluding fees, commissions, purchase price payments or other costs in respect of any Interest Rate Protection Agreement and excluding also any Indebtedness of the type described in clause (c) or (f) of the definition of such term in this Section 1.01, except to the extent MCC and its Restricted Subsidiaries have made payments in respect of interest thereof during such period) plus (b) the net amounts payable (or minus the net amounts receivable) under Interest Rate Protection Agreements accrued during such period (whether or not actually paid or received during such period) plus (c) the aggregate amount of fees or commissions paid in respect of letters of credit (other than commercial letters of credit) during such period. Notwithstanding the foregoing, “Interest Expense” shall exclude any amount paid or amortized during any period in respect of up-front fees arising in connection with the incurrence of Indebtedness.

Interest Expense as at any date for any period will be adjusted on a pro forma basis to take into account the effect of any acquisition or Disposition during such period (or after such period through such date) involving aggregate consideration in excess of $1,000,000, as if such acquisition or Disposition (and any related incurrence or prepayment of Indebtedness) had occurred on the first day of such period.

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“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date and (b) with respect to any Eurodollar Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period.

“Interest Period” means, for any Eurodollar Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as specified in the applicable Borrowing Request or Interest Election Request; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

“Interest Rate Protection Agreement” means, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 180 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, loaned or extended to such Person; or (d) the entering into of any Interest Rate Protection Agreement.

“JPMCB” means JPMorgan Chase Bank.

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“Lender Addendum” means, with respect to any Tranche A Term Loan Lender or Tranche C Term Loan Lender, a Lender Addendum substantially in form of Annex 1 hereto, dated as of the date hereof and executed and delivered by such Lender as provided in Section 2.17.

“Lenders” means, collectively, (a) the Revolving Credit Lenders listed on Schedule I, (b) the Tranche A Term Loan Lenders and Tranche C Term Loan Lenders that become party hereto by executing and delivering a Lender Addendum pursuant to Section 2.17, (c) the Incremental Term Loan Lenders (if any) and (d) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for the offering of Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this Agreement and the other Loan Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Liquid Investments” means: (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than 180 days from the date of acquisition thereof; (b) certificates of deposit issued by any Lender, or by any bank or trust Borrower organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least $500,000,000, in each case maturing not more than 180 days from the date of acquisition thereof; (c) certificates of deposit issued by any Eligible Foreign Bank maturing not more than 180 days from the date of acquisition thereof (for purposes hereof, “Eligible Foreign Bank” means any bank organized

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under the laws of any member of the Organization for Economic Cooperation and Development, the long-term debt securities of which are rated A or better by Standard & Poor’s Ratings Group, a Division of McGraw Hill, Inc. or A2 or better by Moody’s Investors Service, Inc.); (d) certificates of deposit issued by any bank (other than a bank described in clause (b) or (c) above) not to exceed $1,000,000 in the aggregate at any time outstanding; and (e) commercial paper rated A-1 or better or P-1 by Standard & Poor’s Ratings Group, a Division of McGraw Hill, Inc. or Moody’s Investors Service, Inc., respectively, maturing not more than 90 days from the date of acquisition thereof.

“Loan Documents” means, collectively, this Agreement and the Security Documents.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X.

“Material Adverse Effect” means a material adverse effect on (a) the Property, business, operations, financial condition, prospects, liabilities or capitalization of MCC and its Restricted Subsidiaries taken as a whole, (b) the ability of any Obligor to perform its obligations under any of the Basic Documents to which it is a party, (c) the validity or enforceability of any of the Basic Documents, (d) the rights and remedies of the Lenders and the Administrative Agent under any of the Basic Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

“MCC” means Morris Communications Company, LLC, a Georgia limited liability company.

“Mediacom” means Mediacom Communications Corporation, a Delaware corporation.

“Morris Finance” means Morris Publishing Finance Co., a Georgia corporation.

“Mortgages” means, collectively, one or more instruments of Mortgage, Deeds of Trust, Assignment of Rents, Security Agreement and Fixture Filing executed by an Obligor in favor of the Administrative Agent and the Lenders (or in favor of a trustee for the benefit of the Administrative Agent and the Lenders) and covering the properties and leasehold interests identified in Schedule VI that are to be subject to the Lien of a Mortgage.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any Disposition, the aggregate amount of all cash payments received by MCC and its Restricted Subsidiaries directly or indirectly in

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connection with such Disposition; provided that (i) such Net Proceeds shall be net of (x) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by MCC and its Restricted Subsidiaries in connection with such Disposition and (y) any Federal, state and local income or other taxes estimated to be payable by MCC and its Restricted Subsidiaries as a result of such Disposition (but only to the extent that such estimated taxes are in fact paid to Shivers pursuant to the Tax Consolidation Agreements when due pursuant to the provisions thereof) and (ii) such Net Proceeds shall be net of any repayments by MCC or any of its Restricted Subsidiaries of Indebtedness to the extent that (x) such Indebtedness is secured by a Lien on the Property that is the subject of such Disposition and (y) such Indebtedness is in fact repaid upon the consummation of the purchase of such Property.

“Newspaper Entities” means, collectively, the Borrower and its Subsidiaries.

“Obligors” means, collectively, the Borrower, the Guarantors and Holdings.

“Operating Agreement” means the Operating Agreement dated October 26, 2001 for MCC, as modified and supplemented and in effect from time to time.

“Other Income” means, for any period, collectively, (i) Other Investment Income for such period and (ii) to the extent exceeding $1,000,000, Other Rental Income for such period.

“Other Investment Income” means, for any period, the sum for MCC and its Restricted Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the aggregate amount of cash dividends and cash interest received by MCC and its Restricted Subsidiaries during such period in respect of Investments in preferred and common stock and notes and other debt securities (including, without limitation, Cash and Cash Equivalents) held by MCC and its Restricted Subsidiaries.

“Other Rental Income” means, for any period, the sum for MCC and its Restricted Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of all income received by MCC and its Restricted Subsidiaries during such period in respect of the leasing or subleasing of real property owned or leased by MCC or any of its Restricted Subsidiaries.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning assigned to such term in Section 9.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

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“Permitted Indebtedness” means Indebtedness of MCC and the Subsidiary Guarantors incurred in accordance with Section 6.07(a).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement dated as of August 7, 2003 between Holdings and the Administrative Agent, a copy of which is attached hereto as Exhibit C.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Payment Dates” means the Quarterly Dates falling on or nearest to March 31, June 30, September 30 and December 31 of each year, commencing with March 31, 2005, through and including the applicable Term Loan Maturity Date.

“Property” means any right or interest in or to property of any kind whatsoever and whether tangible or intangible.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Required Lenders” means, at any time, Lenders having Loans and unused Commitments representing at least a majority of the sum of the total Loans and unused Commitments at such time. References herein to the Required Lenders of any Class shall refer

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to the Lenders of such Class holding at least a majority of the sum of the total Loans and unused Commitments of such Class at such time.

“Restatement Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Restricted Payment” means, collectively, (a) all distributions of MCC and its Restricted Subsidiaries (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any portion of any ownership interest in MCC or the Borrower or of any warrants, options or other rights to acquire any such ownership interest (or to make any payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to fair market or equity value of MCC or any of its Subsidiaries) and (b) any payments made by MCC or the Borrower to any holders of any equity interests in MCC or the Borrower that are designed to reimburse such holders for the payment of any Taxes attributable to the operations of MCC and its Subsidiaries.

“Restricted Subsidiary” means any Subsidiary of MCC other than an Unrestricted Subsidiary.

“Revolving Credit”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(a).

“Revolving Credit Availability Period” means the period from and including the Restatement Effective Date to but excluding the earlier of the Revolving Credit Commitment Termination Date and the date of termination of the Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Credit Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 or 2.08(b) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Credit Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Credit Commitments is $150,000,000.

“Revolving Credit Commitment Termination Date” means the Quarterly Date falling on or nearest to September 30, 2010.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate outstanding principal amount of such Lender’s Revolving Credit Loans at such time.

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“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Satisfactory Terms of Subordination” means, with respect to any Permitted Indebtedness incurred in accordance with Section 6.07(a), that such Permitted Indebtedness is subordinated to the obligations of the Borrower to pay principal of and interest on the Loans and other obligations hereunder on terms of subordination satisfactory to the Required Lenders, and in respect of which neither MCC nor any of its Subsidiaries is contingently or otherwise obligated other than any thereof that are Guarantors under the Security and Guarantee Agreement, and then only pursuant to a Guarantee that is itself subordinated to the obligations of such Guarantors on terms of subordination satisfactory to the Required Lenders.

“Security and Guarantee Agreement” means the Security and Guarantee Agreement dated as of August 7, 2003 between the Borrower, each Guarantor and the Administrative Agent, a copy of which is attached hereto as Exhibit B.

“Security Document Confirmations” means, with respect to the Security and Guarantee Agreement, the Pledge Agreement or any Mortgage executed by any Obligor, one or more instruments executed by such Obligor confirming that (i) the Guarantee of such Obligor set forth in the Security and Guarantee Agreement continues in effect with respect to the obligations of the Borrower hereunder after giving effect to the amendment and restatement of the Existing Credit Agreement contemplated hereby and (ii) the Lien of such instruments continues to secure the obligations of such Obligor hereunder and under the Security and Guarantee Agreement, the Pledge Agreement and each Mortgage, as applicable, after giving effect to such amendment and restatement.

“Security Documents” means, collectively, the Security and Guarantee Agreement, the Mortgages, the Security Document Confirmations, the Pledge Agreement and all Uniform Commercial Code financing statements required by the Security and Guarantee Agreement, the Mortgages, the Security Document Confirmations or the Pledge Agreement to be filed with respect to the security interests in personal property and fixtures created pursuant to the Security and Guarantee Agreement, the Mortgages, the Security Document Confirmations or the Pledge Agreement.

“Senior Cash Flow Ratio” means, as at any date of determination thereof, the ratio of (i) Total Senior Indebtedness as at such date to (ii) Cash Flow for the period of four fiscal quarters ending on or most recently ended prior to such date.

“Series” has the meaning assigned to such term in Section 2.01(c).

“Shivers” means Shivers Trading & Operating Company, a Georgia corporation.

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“Special Deferred Compensation” means deferred compensation paid to senior officers and other executive employees of MCC and any Subsidiary of MCC to the extent (a) paid by MCC in cash and concurrently reimbursed in cash by Shivers or another Affiliate of MCC (not including MCC or any Restricted Subsidiary of MCC), (b) paid by MCC through the delivery of shares of Class A Common Stock of Mediacom or (c) paid in cash (or through the delivery of shares of Class A Common Stock of Mediacom) by Shivers or another Affiliate of MCC (not including MCC or any Restricted Subsidiary of MCC), but treated as an expense of MCC and its Restricted Subsidiaries that is offset by a deemed capital contribution to MCC and its Restricted Subsidiaries by such Affiliate.

“Statutory Reserve Rate” means, for the Interest Period for any Eurodollar Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, for any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, limited liability company, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, limited liability company, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. “Wholly Owned Subsidiary” means any such corporation, limited liability company, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are so owned or controlled.

“Subsidiary Guarantors” means, collectively, (i) each of the Subsidiaries of MCC contemplated to be signatories, as “Subsidiary Guarantors” to the Security and Guarantee Agreement (as provided in the form thereof attached as Exhibit B hereto), and (ii) each other Subsidiary of MCC that becomes a party to the Security and Guarantee Agreement as contemplated by Section 5.09.

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“Swingline Indebtedness” means Indebtedness permitted under Section 6.03(k) which has been identified in a written notice from MCC or the Borrower to the Administrative Agent as “Swingline Indebtedness” for purposes of this Agreement and each other Loan Document.

“Tax Consolidation Agreements” means, collectively, the respective tax consolidation agreements entered into pursuant to Section 4.01(j) of the Existing Credit Agreement between (a) MCC, Holdings and Shivers and (b) the Borrower, MCC and Shivers.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term”, when used in reference to any Loan or Borrowing, refers to whether the Class of such Loan or Borrowing is Tranche A Term, Tranche C Term or Incremental Term, as opposed to Revolving Credit.

“Term Loan Commitments” means, collectively, the Tranche A Term Loan Commitments, Tranche C Term Loan Commitments and the Incremental Term Loan Commitments.

“Term Loan Lenders” means, collectively, the Tranche A Term Loan Lenders, the Tranche C Term Loan Lenders and the Incremental Term Loan Lenders of any Series.

“Term Loan Maturity Date” means: (a) with respect to the Tranche A Term Loans, the Quarterly Date falling on or nearest to September 30, 2010, (b) with respect to the Tranche C Term Loans, the Quarterly Date falling on or nearest to March 31, 2011 and (c) with respect to the Incremental Term Loans of any Series, the maturity date for such Series specified at the time the same is established pursuant to Section 2.01(c).

“Total Indebtedness” means, as at any date, the sum of all Indebtedness at such date for Holdings (but not any Subsidiaries thereof), MCC and its Restricted Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP).

“Total Senior Indebtedness” means, as at any date, the sum of all Indebtedness at such date of MCC and its Restricted Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), excluding, however, the 2003 Senior Subordinated Notes and any Permitted Indebtedness that has been issued upon Satisfactory Terms of Subordination.

“Tranche A Term”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(b)(i).

“Tranche A Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make one or more Tranche A Term Loans hereunder on

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the Restatement Effective Date, expressed as an amount representing the maximum aggregate principal amount of the Tranche A Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 or 2.08(b) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche A Term Loan Commitment is set forth in the Lender Addendum executed by such Lender, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche A Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche A Term Loan Commitments is $100,000,000.

“Tranche A Term Loan Lender” means a Lender with a Tranche A Term Loan Commitment or an outstanding Tranche A Term Loan.

“Tranche C Term”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(b)(ii).

“Tranche C Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make one or more Tranche C Term Loans hereunder on the Restatement Effective Date, expressed as an amount representing the maximum aggregate principal amount of the Tranche C Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 or 2.08(b) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche C Term Loan Commitment is set forth in the Lender Addendum executed by such Lender, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche C Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche C Term Loan Commitments is $150,000,000.

“Tranche C Term Loan Lender” means a Lender with a Tranche C Term Loan Commitment or an outstanding Tranche C Term Loan.

“Transactions” means the execution, delivery and performance by MCC and the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“2003 Senior Subordinated Notes” means the 7% senior subordinated notes due August 1, 2013 issued on the Effective Date and on September 24, 2003 in the aggregate principal amount of $300,000,000 by the Borrower pursuant to an indenture dated August 7, 2003 between the Borrower, Morris Finance, the guarantors thereunder and Wachovia Bank, National Association as trustee.

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“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiaries” means, collectively, (a) each entity designated as an “Unrestricted Subsidiary” in Part C of Schedule IV hereto, (b) any entity from time to time hereafter designated as an “Unrestricted Subsidiary” in accordance with the requirements of Section 6.11 and (c) any Subsidiary of an Unrestricted Subsidiary.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”, “Tranche A Term Loan”, “Tranche C Term Loan” or “Incremental Term Loan”) or by Type (e.g., an “ABR Loan”, or a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Loan” or an “ABR Revolving Credit Loan”); each Series of Incremental Term Loans shall be deemed a separate Class of Loans hereunder. In similar fashion, (i) Borrowings may be classified and referred to by Class, by Type and by Class and Type, and (ii) Commitments may be classified and referred to by Class; each Series of Incremental Term Borrowings and Incremental Term Loan Commitments shall be deemed a separate Borrowing and Commitment hereunder.

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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SECTION 1.04. Accounting Terms and Determinations.

(a) Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which, prior to the delivery of the first financial statements under Section 5.01, means the audited financial statements for MCC and its Subsidiaries as at December 31, 2003 referred to in Section 3.02). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Lenders pursuant to Section 5.01 (or, prior to the delivery of the first financial statements under Section 5.01, used in the preparation of the audited financial statements for MCC and its Subsidiaries as at December 31, 2003 referred to in Section 3.02) unless

(i) MCC and the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or

(ii) the Required Lenders shall so object in writing within 30 days after delivery of such financial statements,

in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01, means said audited financial statements referred to in Section 3.02).

(b) Statements of Changes. MCC and the Borrower shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statements under Section 5.01 (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statements and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

(c) Changes in Fiscal Periods. To enable the ready and consistent determination of compliance with the covenants set forth in Sections 5 and 6, neither the Borrower nor MCC will change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively, provided that, notwithstanding the foregoing, the Borrower or MCC may for accounting convenience adjust such fiscal periods to end on dates different than those

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prescribed above, so long as the last day of any such fiscal period does not end on a date later than the dates prescribed above, or earlier than six days prior to the dates prescribed above.

(d) Tax Consolidation Agreements. Pursuant to the Tax Consolidation Agreements, the Borrower, Holdings, MCC and Shivers have agreed that MCC and its Subsidiaries are not obligated to pay to Holdings or Shivers amounts in respect of Federal and State income taxes in excess of those provided therein. Whenever making determinations under this Agreement of the amount of Federal and State income taxes payable during any period (or the amount of refunds in respect of such taxes receivable during any period) by MCC and its Restricted Subsidiaries, the amount of such taxes payable or receivable shall be deemed to be equal to the amounts payable or receivable, as the case may be, in respect of such taxes under the Tax Consolidation Agreements without reference to whether Holdings, Shivers and their respective Subsidiaries shall in fact pay any amounts in respect of Federal and State income taxes (or receive any amounts in respect of refunds of Federal and State income taxes) during the relevant period.

ARTICLE II

THE CREDITS

SECTION 2.01. The Commitments.

(a) Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Revolving Credit Loans to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment or (ii) the total Revolving Credit Exposures, together with the aggregate amount of Swingline Indebtedness, exceeding the total Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans.

(b) Term Loans.

(i) Tranche A Term Loans. Subject to the terms and conditions set forth herein, each Tranche A Term Loan Lender agrees to make one or more Tranche A Term Loans to the Borrower on the Restatement Effective Date in a principal amount not exceeding its Tranche A Term Loan Commitment. Amounts prepaid or repaid in respect of Tranche A Term Loans may not be reborrowed.

(ii) Tranche C Term Loans. Subject to the terms and conditions set forth herein, each Tranche C Term Loan Lender agrees to make one or more Tranche C Term Loans to the Borrower on the Restatement Effective Date in a principal amount not exceeding its

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Tranche C Term Loan Commitment. Amounts prepaid or repaid in respect of Tranche C Term Loans may not be reborrowed.

It is the intent of the parties hereto that the Tranche A Term Loans and Tranche C Terms Loans hereunder constitute Incremental Term Loans under the Existing Credit Agreement and that, insofar as relating to the establishment of such Incremental Term Loans, this Agreement shall be deemed to constitute an agreement to establish Incremental Term Loans under and as defined in the Existing Credit Agreement.

Any Tranche A Term Loan or Tranche C Term Loan to be made by any Lender that holds Tranche B Term Loans under the Existing Credit Agreement on the Restatement Effective Date may, at the option of such Lender, be made through the conversion of the Tranche B Term Loans held by it into Tranche A Term Loans and Tranche C Term Loans, as specified by such Lender (and each reference in this Agreement to the “making” of any such Loan, or words of similar import, shall in the case of such Lender be deemed to include such conversion).

(c) Incremental Term Loans. In addition to Borrowings of Revolving Credit Loans, Tranche A Term Loans and Tranche C Term Loans pursuant to paragraphs (a) and (b) above, at any time and from time to time prior to the Term Loan Maturity Date, the Borrower may request that one or more Persons (which may include the Lenders) offer to enter into commitments to make term loans (each such loan being herein called an “Incremental Term Loan”) under this paragraph (c), it being understood that if such offer is to be made by any Person that is not already a Lender hereunder, the Administrative Agent shall have consented to such Person being a Lender hereunder to the extent such consent would be required pursuant to Section 9.04(b) in the event of an assignment to such Person. In the event that one or more of such Persons offer, in their sole discretion, to enter into such commitments, and such Persons and the Borrower agree as to the amount of such commitments that shall be allocated to the respective Persons making such offers and the fees (if any) to be payable by the Borrower in connection therewith and the amortization and maturity date to be applicable thereto, the Borrower, such Persons and the Administrative Agent shall execute and deliver an appropriate agreement with respect thereto, and such Persons shall become obligated to make Incremental Term Loans under this Agreement in an amount equal to the amount of their respective Incremental Loan Commitments as specified in such agreement. The Incremental Term Loans to be made pursuant to any such agreement between the Borrower and one or more Lenders in response to any such request by the Borrower shall be deemed to be a separate “Series” of Incremental Term Loans for all purposes of this Agreement.

Anything herein to the contrary notwithstanding, (i) the minimum aggregate principal amount of Incremental Term Loan Commitments entered into pursuant to any such request (and, accordingly, the minimum aggregate principal amount of any Series of Incremental Loans) shall be $25,000,000, (ii) the aggregate principal amount of all Incremental Term Loan Commitments and Incremental Term Loans incurred after the Restatement Effective Date, together with any Permitted Indebtedness incurred in accordance with Section 6.07(a)(A) during the period commencing on the Restatement Effective Date through the term of this Agreement, shall

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not exceed $300,000,000 or such higher amount to which the Required Lenders shall have consented, (iii) the final maturity for the Incremental Term Loans of any Series shall not be earlier than the Term Loan Maturity Date for Tranche C Term Loans, (iv) the weighted average life to maturity (determined in a manner satisfactory to the Administrative Agent) of the Incremental Term Loans of any Series at the time of the making thereof shall not be shorter than the then-remaining weighted average life to maturity (so determined) of the Tranche C Term Loans and (v) except for the amortization and interest rate to be applicable thereto, and any fees to be paid in connection therewith, the Incremental Term Loans of any Series shall have the same terms as the Tranche C Term Loans, provided that in no event shall the sum of the aggregate amount of Incremental Term Loans incurred after the Restatement Effective Date, the aggregate amount of increases in Revolving Credit Commitments effected pursuant to Section 2.06(e) and the aggregate amount of Permitted Indebtedness incurred in accordance with Section 6.07(a)(A), together with the aggregate amount of Indebtedness incurred pursuant to Section 5(b) of the Pledge Agreement, exceed $300,000,000 or such higher amount to which the Required Lenders shall have consented.

SECTION 2.02. Loans and Borrowings.

(a) Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class (and, in the case of Incremental Term Loans, of a particular Series) and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class (and, if applicable, of the applicable Series). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans. Subject to Section 2.11, each Borrowing shall be constituted entirely of ABR Loans or of Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. Each Eurodollar Borrowing shall be in an aggregate amount of $5,000,000 or a larger multiple of $1,000,000. Each ABR Borrowing shall be in an aggregate amount equal to $2,000,000 or a larger multiple of $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of the applicable Class (or, in the case of an Incremental Term Loan Commitment of any Series, in an aggregate amount that is equal to the entire unused balance of the total Commitments of such Series). Borrowings of more than one Class and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen Eurodollar Borrowings outstanding.

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(d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Eurodollar Borrowing): (i) any Revolving Credit Borrowing if the Interest Period requested therefor would end after the Revolving Credit Commitment Termination Date; (ii) any Term Borrowing if the Interest Period requested therefor would end after the applicable Term Loan Maturity Date; (iii) any Tranche A Term Loan or Tranche C Term Loan Borrowing if the Interest Period requested therefor would commence before and end after any Principal Payment Date unless, after giving effect thereto, the aggregate principal amount of the Term Loans of such Class having Interest Periods that end after such Principal Payment Date shall be equal to or less than the aggregate principal amount of the Term Loans of such Class permitted to be outstanding after giving effect to the payments of principal required to be made on such Principal Payment Date or (iv) any Incremental Term Borrowing of any Series if the Interest Period requested therefor would commence before and end after any date for the payment of principal thereof unless, after giving effect thereto, the aggregate principal amount of the Incremental Term Loans of such Series having Interest Periods that end after such date shall be equal to or less than the aggregate principal amount of the Incremental Term Loans of such Series permitted to be outstanding after giving effect to the payments of principal required to be made on such date.

SECTION 2.03. Requests for Borrowings.

(a) Notice by the Borrower. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.

(b) Content of Borrowing Requests. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Credit Borrowing, Tranche A Term Borrowing, Tranche C Term Borrowing or Incremental Term Loan Borrowing (including, if applicable, the respective Series of Incremental Term Loans to which such Borrowing relates);

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

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(v) in the case of a Eurodollar Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

(c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Failure to Elect. If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the requested Borrowing shall be made instead as an ABR Borrowing.

SECTION 2.04. Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

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SECTION 2.05. Interest Elections.

(a) Elections by the Borrower. The Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing.

(b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies (including, if applicable, the respective Series of Incremental Term Loans to which such Interest Election Request relates) and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

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(d) Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period therefor.

SECTION 2.06. Changes of Commitments.

(a) Scheduled Termination of Commitments. Unless previously terminated, (i) the Tranche A Term Loan Commitments and Tranche C Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Restatement Effective Date, (ii) the Revolving Credit Commitments shall terminate on the Revolving Credit Commitment Termination Date and (iii) the Incremental Term Loan Commitments of each Series shall terminate on the close of business on the date specified therefor pursuant to Section 2.01(c) at the time such Series is established.

(b) Voluntary Termination or Reduction of Commitments. The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class (including the Commitments of any Series of Incremental Term Loans); provided that (i) each reduction of the Commitments of any Class pursuant to this Section shall be in an amount that is $5,000,000 or a larger multiple of $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Revolving Credit Loans in accordance with Section 2.08, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments.

(c) Notice of Voluntary Termination or Reduction of Commitments. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

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(d) Effect of Termination or Reduction of Commitments. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

(e) Commitment Increases. The Borrower shall have the right, so long as no Default shall have occurred and be continuing, at any time prior to the Revolving Credit Commitment Termination Date, to increase the total aggregate amount of the Revolving Credit Commitments hereunder by (x) adding a lender or lenders hereto with a Revolving Credit Commitment or Revolving Credit Commitments of up to the amount (or aggregate amount) of such increase (which lender or lenders shall thereupon become “Lenders” hereunder) and/or (y) enabling any Lender or Lenders to increase its (or their) Revolving Credit Commitment (or Revolving Credit Commitments) up to the amount of any such increase; provided that: (i) in no event shall any Lender’s Revolving Credit Commitment be increased without the consent of such Lender, (ii) if any Revolving Credit Loans are outstanding hereunder on the date that any such increase is to be effective, such Revolving Credit Loans shall on or prior to the effectiveness of such increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.13, (iii) any such increase shall be in a multiple of $20,000,000, (iv) in no event shall the sum of the aggregate amount of Incremental Term Loans incurred after the Restatement Effective Date, the aggregate amount of increases in Revolving Credit Commitments pursuant to this Section and the aggregate amount of Permitted Indebtedness incurred in accordance with Section 6.07(a)(A), together with the aggregate amount of Indebtedness incurred pursuant to Section 5(b) of the Pledge Agreement, exceed $300,000,000 or such higher amount to which the Required Lenders shall have consented, (v) no increase in Revolving Credit Commitments contemplated by this Section shall result in any one Lender having a Revolving Credit Commitment in an amount which equals more than 20% of the aggregate amount of the Revolving Credit Commitments hereunder, and (vi) no increase in Revolving Credit Commitments shall occur within twelve months of a reduction in the Revolving Credit Commitments pursuant to Section 2.06(b).

SECTION 2.07. Repayment of Loans; Evidence of Debt.

(a) Repayment. The Borrower hereby unconditionally promises to pay the Loans as follows:

(i) to the Administrative Agent for account of the Revolving Credit Lenders the outstanding principal amount of the Revolving Credit Loans on the Revolving Credit Commitment Termination Date,

(ii) to the Administrative Agent for account of the Tranche A Term Loan Lenders the outstanding principal amount of the Tranche A Term Loans on each Principal

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Payment Date set forth below in the aggregate principal amount set forth opposite such Principal Payment Date (subject to adjustment pursuant to paragraph (b) of this Section):

Principal Payment Date	Amount ($)
March 31, 2005	1,250,000
June 30, 2005	1,250,000
September 30, 2005	1,250,000
December 31, 2005	1,250,000
March 31, 2006	2,500,000
June 30, 2006	2,500,000
September 30, 2006	2,500,000
December 31, 2006	2,500,000
March 31, 2007	2,500,000
June 30, 2007	2,500,000
September 30, 2007	2,500,000
December 31, 2007	2,500,000
March 31, 2008	3,750,000
June 30, 2008	3,750,000
September 30, 2008	3,750,000
December 31, 2008	3,750,000
March 31, 2009	5,000,000
June 30, 2009	5,000,000
September 30, 2009	5,000,000
December 31, 2009	5,000,000
March 31, 2010	13,333,333
June 30, 2010	13,333,333
September 30, 2010	13,333,334

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(iii) to the Administrative Agent for account of the Tranche C Term Loan Lenders the outstanding principal amount of the Tranche C Term Loans on each Principal Payment Date set forth below in the aggregate principal amount set forth opposite such Principal Payment Date (subject to adjustment pursuant to paragraph (b) of this Section):

Principal Payment Date	Amount ($)
March 31, 2005	375,000
June 30, 2005	375,000
September 30, 2005	375,000
December 31, 2005	375,000
March 31, 2006	375,000
June 30, 2006	375,000
September 30, 2006	375,000
December 31, 2006	375,000
March 31, 2007	375,000
June 30, 2007	375,000
September 30, 2007	375,000
December 31, 2007	375,000
March 31, 2008	375,000
June 30, 2008	375,000
September 30, 2008	375,000
December 31, 2008	375,000
March 31, 2009	375,000
June 30, 2009	375,000
September 30, 2009	375,000
December 31, 2009	375,000
March 31, 2010	375,000
June 30, 2010	375,000
September 30, 2010	375,000
December 31, 2010	375,000
March 31, 2011	141,000,000

(iv) to the Administrative Agent for the account of the Incremental Term Loan Lenders of any Series the outstanding principal amount of the Incremental Term Loans of such Series in such installments on such dates and in such amounts as shall be agreed upon between the Borrower and such Incremental Term Loan Lenders at the time the

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Incremental Term Loan Commitments of such Series are established pursuant to Section 2.01(c).

(b) Adjustment of Amortization Schedule. If the initial aggregate amount of the Tranche A Term Loan Commitments or Tranche C Term Loan Commitments exceeds the aggregate principal amount of Term Loans of such Class that are made on the Restatement Effective Date, then the scheduled repayments of Borrowings of such Class to be made pursuant to this Section shall be reduced ratably by an aggregate amount equal to such excess. To the extent not previously paid, all Term Loans of each Class shall be due and payable on the Term Loan Maturity Date for such Class.

(c) Manner of Payment. Prior to any repayment or prepayment of any Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; provided that each repayment of Borrowings of any Class shall be applied to repay any outstanding ABR Borrowings of such Class before any other Borrowings of such Class. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings of the applicable Class and, second, to other Borrowings of such Class in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

(d) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof (and, in the case of Incremental Term Loans, the respective Series thereof) and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(f) Effect of Entries. The entries made in the records maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

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(g) Promissory Notes. Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08. Prepayment of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section. Any prepayment of the Term Loans shall be applied to the respective Term Loans of each Class ratably in accordance with the respective outstanding principal amounts thereof and to the installments thereof ratably in accordance with the respective principal amounts thereof.

(b) Mandatory Prepayments. The Borrower will prepay the Loans, and/or the Commitments shall be subject to automatic reduction, as follows:

(i) Dispositions. No later than five Business Days after the occurrence of any Disposition, the Borrower will deliver to the Lenders a statement, certified by a senior officer of the Borrower, in form and detail satisfactory to the Administrative Agent, of the amount of the Net Proceeds of such Disposition and, to the extent the Net Proceeds from such Disposition (when taken together with the aggregate amount of Net Proceeds from all other such Dispositions for which a prepayment has not yet been made under this Section 2.08(b)(i)) shall exceed $5,000,000, the Borrower shall prepay the Loans, and the Commitments shall be subject to automatic reduction, as follows:

(A) concurrently with the delivery of such statement, in an aggregate amount equal to 100% of the Net Proceeds of such Dispositions so received by MCC and its Subsidiaries in cash; and

(B) thereafter, quarterly, on the date of the delivery by the Borrower to the Lenders pursuant to Section 5.01 of financial statements for each quarterly fiscal period, to the extent MCC or any of its Subsidiaries shall receive Net Proceeds during such quarterly fiscal period in cash under deferred payment arrangements or Investments entered into or received in connection with any Disposition, an amount equal to (x) 100% of the aggregate amount of such Net Proceeds minus (y) any transaction expenses associated with such Disposition and not previously deducted in the determination of Net Proceeds plus (or minus, as the case may be) (z) any other adjustment received or paid by MCC or such Subsidiary pursuant to the respective agreements, if any, giving rise to such

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Disposition and not previously taken into account in the determination of the Net Proceeds of such Disposition, provided that, if prior to the date upon which the Borrower would otherwise be required to make a prepayment under this clause (B) with respect to any quarterly fiscal period the aggregate amount of such Net Proceeds received in cash shall aggregate an amount that will require a prepayment of $5,000,000 or more under this clause (B) with respect to such quarterly fiscal period, then the Borrower shall immediately make a prepayment under this clause (B) in an amount equal to such required prepayment.

Prepayments of Loans and reductions of Commitments shall be effected in each case in the manner and to the extent specified in clause (iv) of this paragraph.

Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this Section 2.08(b)(i) (A) with respect to Net Proceeds arising out of Dispositions of Property or the equity capital of any Subsidiary other than the Newspaper Entities, until such time as the aggregate Net Proceeds with respect to all Dispositions of such Property or equity capital received by MCC and its Subsidiaries after the date hereof shall exceed $50,000,000, and then only to the extent that such Proceeds exceed $50,000,000 nor (B) with respect to the Net Proceeds from any Disposition in the event that the Borrower advises the Administrative Agent (the Administrative Agent hereby agreeing to notify the Lenders upon receipt of such advice) at the time the Net Proceeds from such Disposition are received that MCC intends to retain such Net Proceeds and reinvest the same in replacement assets pursuant to a transaction permitted hereunder, so long as:

(x) the Net Proceeds so retained from any Disposition are in fact so reinvested within 360 days of such Disposition (it being understood that, in the event Net Proceeds from more than one Disposition are retained by MCC pending reinvestment, such Net Proceeds shall be deemed to be applied in the same order in which such Dispositions occurred and, accordingly, any such Net Proceeds so retained for more than 360 days shall be forthwith applied to the prepayment of Loans and reductions of Commitments as provided above), provided that, if such Net Proceeds arise out of a Disposition of the assets or stock of a Newspaper Entity, such Net Proceeds are reinvested into one or more Newspaper Entities; and

(y) the aggregate amount of Net Proceeds (exclusive of investment earnings thereon) so retained at any time pending reinvestment as contemplated by this sentence shall not at any time exceed $125,000,000,

Nothing in this Section 2.08(b)(i) shall be deemed to limit the obligation of the Borrower to obtain the consent of the Required Lenders pursuant to Section 9.02(b) to any Disposition described above not otherwise permitted under this Agreement.

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(ii) Equity Issuance. Upon any Equity Issuance, the Borrower will deliver to the Lenders a statement, certified by a senior officer of the Borrower, in form and detail satisfactory to the Administrative Agent, of the amount of the Net Proceeds thereof and the Borrower shall prepay the Loans, and the Commitments shall be subject to automatic reduction, in an aggregate amount equal to 100% of the Net Proceeds of such Equity Issuance, such prepayment and reduction to be effected in each case in the manner and to the extent specified in clause (iv) of this paragraph. Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this Section 2.08(b) until such time as the aggregate Net Proceeds received by it with respect to all Equity Issuances made by it after the date hereof shall exceed $5,000,000.

(iii) Change of Control. Upon the occurrence of any “change of control” as defined under the 2003 Senior Subordinated Notes and any other Permitted Indebtedness, the Borrower shall prepay the outstanding principal amount of all Loans, and all of the Commitments shall terminate.

(iv) Application. Prepayments and/or reductions of Commitments pursuant to this paragraph shall be applied as follows:

first, to the prepayment of the outstanding Term Loans, ratably in accordance with the respective principal amounts thereof, and to the installments thereof ratably in accordance with the respective principal amounts thereof, and second, following the prepayment in full of all outstanding amounts of Term Loans to the prepayment of the Revolving Credit Loans (and to the simultaneous reduction of the Revolving Credit Commitments or, to the extent the Revolving Credit Loans shall have been paid in full, the Revolving Credit Commitments shall be automatically reduced by an amount equal to the amount of such required prepayment).

(c) Notices, Etc. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as

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provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and shall be made in the manner specified in Section 2.07(c).

SECTION 2.09. Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Credit Commitment of such Lender during the period from and including the date hereof to but excluding the earlier of the date such Revolving Credit Commitment terminates and the Revolving Credit Commitment Termination Date. Accrued commitment fees shall be payable on each Quarterly Date and on the earlier of the date the Revolving Credit Commitments terminate and the Revolving Credit Commitment Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.10. Interest.

(a) ABR Loans. The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b) Eurodollar Loans. The Loans constituting each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Rate.

(c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

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(d) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Credit Loan that is an ABR Loan prior to the Revolving Credit Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of the Interest Period for any Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) if such Borrowing is of a particular Class of Loans (including of a particular Series of Incremental Term Loans), the Administrative Agent is advised by the Required Lenders of such Class that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

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SECTION 2.12. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

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SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.08(c) and is revoked in accordance herewith), or (d) the assignment as a result of a request by the Borrower pursuant to Section 2.16(b) of any Eurodollar Loan other than on the last day of an Interest Period therefor, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for Dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full

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amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.12, 2.13 or 2.14, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except as otherwise expressly provided in the relevant Loan Document and except payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in Dollars.

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(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing of a particular Class (including of a particular Series of Incremental Term Loans) shall be made from the relevant Lenders, each payment of commitment fee under Section 2.09 shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class (including of a particular Series of Incremental Term Loans) under Section 2.06 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Borrowing of any Class (including of a particular Series of Incremental Term Loans) shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment by the Borrower of principal of Loans of a particular Class (including of a particular Series of Incremental Term Loans) shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (iv) each payment of interest by the Borrower of interest on Loans of a particular Class (including of a particular Series of Incremental Term Loans) shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to MCC or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively

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do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.15(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that

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shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.17. Delivery of Lender Addenda. Each Tranche A Term Loan Lender and Tranche C Term Loan Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Term Loan Lender, the Borrower and the Administrative Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

MCC (as to itself and each of its Subsidiaries), and, to the extent applicable to the Borrower and its Subsidiaries, the Borrower (as to itself and each of its Subsidiaries), represents and warrants to the Lenders that:

SECTION 3.01. Corporate Existence. Each of MCC and its Subsidiaries: (a) is a limited liability company, corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could have a Material Adverse Effect.

SECTION 3.02. Financial Condition. MCC has heretofore furnished to each of the Lenders the following:

(a) the audited consolidated balance sheet of MCC and its Subsidiaries as at December 31, 2003 and the related audited consolidated statements of income, retained earnings and cash flows of MCC and its Subsidiaries for the fiscal year ended on said date, with the opinion thereon of Deloitte & Touche LLP;

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(b) the unaudited consolidated balance sheet of MCC and its Subsidiaries as at March 31, 2004 and the related unaudited consolidated statements of income, retained earnings and cash flows of MCC and its Subsidiaries for the three-month period ended on such date;

(c) the audited consolidated balance sheet of the Newspaper Entities as at December 31, 2003 and the related audited consolidated statements of income, retained earnings and cash flows of the Newspaper Entities for the fiscal year ended on said date, with the opinion thereon of Deloitte & Touche LLP; and

(d) the unaudited consolidated balance sheet of the Newspaper Entities as at March 31, 2004 and the related unaudited consolidated statements of income, retained earnings and cash flows of the Newspaper Entities for the three-month period ended on such date.

All such financial statements are complete and correct and fairly present the consolidated financial condition of MCC and its Restricted Subsidiaries (and of the Newspaper Entities) as at said dates and the respective consolidated results of their operations for the fiscal year and three-month period ended on said dates (subject, in the case of such financial statements as at March 31, 2004, to normal audit adjustments) all in accordance with generally accepted accounting principles and practices applied on a consistent basis. None of MCC or any of its Restricted Subsidiaries has on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments. Since December 31, 2003, there has been no material adverse change in the consolidated financial condition, operations, business or prospects taken as a whole of MCC and its Restricted Subsidiaries (or of the Newspaper Entities) from that set forth in said financial statements as at said date.

SECTION 3.03. Litigation. Except as disclosed to the Lenders in Schedule V hereto, there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Borrower) threatened against MCC or any of its Subsidiaries which, if adversely determined, could have a Material Adverse Effect.

SECTION 3.04. No Breach. None of the execution and delivery of this Agreement and the other Basic Documents, the consummation of the transactions herein and therein contemplated or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent (except for consents of members under operating agreements, each of which shall have been obtained on or before the Restatement Effective Date) under the charter or by-laws of MCC or any of its Subsidiaries or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which MCC or any of its Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or (except for

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the Liens created pursuant to the Security Documents) result in the creation or imposition of any Lien upon any Property of MCC or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

SECTION 3.05. Action. The Borrower has all necessary limited liability company and other power, authority and legal right to execute, deliver and perform its obligations under this Agreement, the Security and Guarantee Agreement and each of the other Basic Documents to which it is a party and each Guarantor has all necessary limited liability company and other power, authority and legal right to execute, deliver and perform its obligations under the Security and Guarantee Agreement; the execution, delivery and performance by the Borrower of this Agreement, the Security and Guarantee Agreement and each of the other Basic Documents to which it is a party, and by each Guarantor of the Security and Guarantee Agreement, have been duly authorized by all necessary limited liability company and other action on its part (including, without limitation, any required member or shareholder approvals); and this Agreement has been duly and validly executed and delivered by the Borrower and constitutes, and the Security and Guarantee Agreement and each of the other Basic Documents to which it is a party (in the case of MCC and the Borrower) and the Security and Guarantee Agreement (in the case of each Guarantor) when executed and delivered will constitute, its legal, valid and binding obligation, enforceable against the Borrower or such Guarantor, as the case may be, in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.06. Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, are necessary for the execution, delivery or performance by the Borrower or any Guarantor of the Basic Documents to which it is a party or for the legality, validity or enforceability hereof or thereof, except for filings and recordings in respect of the Liens created pursuant to the Security Documents.

SECTION 3.07. Use of Credit. Neither MCC nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 3.08. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more

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than $3,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $3,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.09. Taxes. Except for the Tax Consolidation Agreements, there is no tax sharing, tax allocation or similar agreement in effect providing for the manner in which tax payments owing by MCC and its Subsidiaries (whether in respect of Federal or State income or other taxes) are allocated among the members of the group. MCC and its Subsidiaries have filed (either directly, or indirectly through Shivers), all Federal and State income tax returns and all other material tax returns that are required to be filed by them and have paid (either directly, or indirectly through Shivers) all taxes due pursuant to such returns or pursuant to any assessment received by Shivers or by MCC or any of its Subsidiaries. The charges, accruals and reserves on the books of MCC or any of its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate.

SECTION 3.10. Investment Company Act. Neither MCC nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.11. Public Utility Holding Company Act. Neither MCC nor any of its Subsidiaries is a “holding company”, or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SECTION 3.12. Material Agreements and Liens.

(a) Indebtedness. Part A of Schedule II hereto is a complete and correct list, as of the date of this Agreement, of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, MCC or any of its Subsidiaries the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $100,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said Schedule II.

(b) Liens. Part B of Schedule II hereto is a complete and correct list, as of the date of this Agreement, of each Lien securing Indebtedness of any Person the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $100,000 and covering any Property of MCC or any of its Subsidiaries and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part B of said Schedule II.

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SECTION 3.13. Environmental Matters . Each of MCC and its Subsidiaries has obtained all environmental, health and safety permits, licenses, registrations and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license, registration or authorization would not have a Material Adverse Effect. Each of such permits, licenses, registrations and authorizations is in full force and effect and each of MCC and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply therewith would not have a Material Adverse Effect or is disclosed in Schedule III hereto.

In addition, except as set forth in Schedule III hereto:

(a) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the best of the Borrower’s knowledge, threatened by any governmental or other entity with respect to any alleged failure by MCC or any of its Subsidiaries to have any environmental, health or safety permit, license, registration or other authorization required under any Environmental Law in connection with the conduct of the business of MCC or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release or threatened Release, of any Hazardous Materials generated by MCC or any of its Subsidiaries which information, citations, summons, order, penalty or alleged failure could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) As of the date hereof, neither MCC nor any of its Subsidiaries owns, operates or leases a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act of 1976, as amended, or under any comparable state or local statute; and, as of the date hereof:

(i) no polychlorinated biphenyls (PCB’s) are or (within the five year period preceding the date hereof) have been present at any site or facility now or previously owned, operated or leased by MCC or any of its Subsidiaries except for PCB’s that may be present in transformers that are either (x) not owned by MCC or any of its Subsidiaries or (y) in compliance with Environmental Law;

(ii) no friable asbestos or asbestos-containing materials are or (within the five year period preceding the date hereof) have been present at any site or facility now or previously owned, operated or leased by MCC or any of its Subsidiaries except for friable asbestos or asbestos-containing materials that are subject to operation and maintenance plans and would not cost in excess of $100,000 at any single facility to fully abate or remediate;

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(iii) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, at any site or facility now or (within the five year period preceding the date hereof) previously owned, operated or leased by MCC or any of its Subsidiaries which could reasonably be expected to result in costs or liabilities to MCC and its Subsidiaries of $100,000 in the event that such underground storage tank or surface impoundment were required to be removed or remediated;

(iv) no Hazardous Materials have been Released at, on or under any site or facility now or (within the five year period preceding the date hereof, and to the best of MCC’s knowledge at any time prior to such five year period) previously owned, operated or leased by MCC or any of its Subsidiaries in a reportable quantity established by statute, ordinance, rule, regulation or order that could reasonably be expected to result in costs or liabilities to MCC and its Subsidiaries of $100,000 or more.

(c) Neither MCC nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location that is listed on the National Priorities List (“NPL”) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), listed for possible inclusion on the NPL by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. § 300.5 (“CERCLIS”), or on any similar state or local list or that is the subject of Federal, state or local enforcement actions or other investigations that could reasonably be expected to lead to Environmental Claims against MCC or any of its Subsidiaries.

(d) Within the five year period preceding the date hereof, no Hazardous Material generated by MCC or any of its Subsidiaries has been recycled, treated, stored, disposed of or Released by MCC or any of its Subsidiaries at any location other than those listed in Schedule III hereto that could reasonably be expected to have a Material Adverse Effect.

(e) No oral or written notification of a Release or threatened Release of a Hazardous Material has been filed by or on behalf of MCC or any of its Subsidiaries and no site or facility now or previously owned, operated or leased by MCC or any of its Subsidiaries is listed or proposed for listing on the NPL, CERCLIS or any similar state list of sites requiring investigation or clean-up, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(f) No Liens have arisen under or pursuant to any Environmental Laws on any site or facility owned, operated or leased by MCC or any of its Subsidiaries and no government action has been taken or is in process that could subject any such site or facility to such Liens and neither MCC or any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the real property on which such site or facility is

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located, in each case that could reasonably be expected to result in Liens securing obligations of $100,000 or more.

(g) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of MCC or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by MCC or any of its Subsidiaries which have not been made available to the Lenders and which indicate that there is a reasonable probability of remediation costs of more than $100,000.

SECTION 3.14. Capitalization. MCC has heretofore delivered to the Lenders a true and complete copy of the Operating Agreement. The only member of MCC on the date hereof is Holdings. As of the date hereof, there are no outstanding Equity Rights with respect to MCC (other than Equity Rights in respect of Special Deferred Compensation to be provided by Shivers and its Affiliates, not including MCC and its Restricted Subsidiaries) and there are no outstanding obligations of MCC or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any equity interests in MCC, nor are there any outstanding obligations of MCC or any of its Subsidiaries to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of MCC or any of its Subsidiaries.

SECTION 3.15. Subsidiaries and Investments, Etc.

(a) Subsidiaries. Set forth in Part A of Schedule IV hereto is a complete and correct list, as of the date of this Agreement, of all of the Subsidiaries of MCC together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary and (ii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Part A of Schedule IV hereto, (x) each of MCC and its Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Documents), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule IV hereto, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

(b) Investments. Set forth in Part B of Schedule IV hereto is a complete and correct list, as of the date of this Agreement, of all Investments (other than Cash and Cash Equivalents or Investments disclosed in Part A or Part B of said Schedule IV hereto) held by MCC or any of its Subsidiaries in any Person and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment (or, in the alternative, a statement that the aggregate book value of such Investments does not exceed $1,000,000). Except as disclosed in Part B of Schedule IV hereto, each of MCC and its Subsidiaries owns, free and clear of all Liens (other than Liens created pursuant to the Security Documents), all such Investments.

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(c) Unrestricted Subsidiaries. Set forth in Part C of Schedule IV hereto is a complete and correct list, as of the date of this Agreement, of all of the Unrestricted Subsidiaries of MCC. Except as disclosed in Part C of Schedule IV hereto, each Subsidiary listed in Part A of Schedule IV hereto shall be a Restricted Subsidiary.

(d) Absence of Restrictive Agreements. None of the Restricted Subsidiaries of MCC is, on the date of this Agreement, subject to any indenture, agreement, instrument or other arrangement of the type described in the second paragraph of Section 5.07 other than the Newspaper Entities under the 2003 Senior Subordinated Notes.

SECTION 3.16. Title to Assets. MCC and each of its Restricted Subsidiaries owns and has on the date hereof, and will own and have on the Restatement Effective Date, good and marketable title (subject only to Liens permitted by Section 6.02) to the Properties shown to be owned in the most recent financial statements referred to in Section 3.03 (other than Properties disposed of in the ordinary course of business or otherwise permitted to be disposed of pursuant to Section 6.01). MCC and each of its Restricted Subsidiaries owns and has on the date hereof, and will own and have on the Restatement Effective Date, good and marketable title to, and enjoys on the date hereof, and will enjoy on the Restatement Effective Date, peaceful and undisturbed possession of, all Properties (subject only to Liens permitted by Section 6.02) that are necessary for the operation and conduct of its businesses.

SECTION 3.17. True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of MCC and its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement, the other Basic Documents and the Information Memorandum or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by MCC and its Subsidiaries to the Administrative Agent and the Lenders in connection with this Agreement and the other Basic Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Basic Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lenders for use in connection with the transactions contemplated hereby or thereby.

SECTION 3.18. Certain Material Agreements. The Borrower has heretofore delivered to the Administrative Agent a complete and correct copy of the Tax Consolidation Agreements (including any modifications or supplements thereto) as in effect on the date hereof.

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SECTION 3.19. Real Property. Set forth on Schedule VI (Part 1) is a list, as of the Restatement Effective Date, of all of the real property interests held by MCC and its Restricted Subsidiaries (excluding outdoor advertising sites relating to outdoor advertising activities), indicating in each case whether the respective property is owned or leased, the identity of the owner or lessee and the location of the respective property, provided that such Schedule VI (Part 1) may exclude real property interests whose fair market value, in the aggregate as to MCC and all of its Restricted Subsidiaries, does not exceed $1,000,000.

ARTICLE IV

CONDITIONS

SECTION 4.01. Restatement Effective Date. The effectiveness of this Agreement (and the amendment and restatement of the Existing Credit Agreement to be effected hereby) and of the obligations of the Lenders to make Loans hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 9.02):

(a) Executed Counterparts. From each Obligor party hereto and from Revolving Credit Lenders constituting the “Required Revolving Credit Lenders” under and as defined in the Existing Credit Agreement either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement. In addition, the Administrative Agent shall have received from each Tranche A Term Loan Lender and Tranche C Term Loan Lender a Lender Addendum in the form of Annex I hereto, or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to such Annex) that such party has signed a counterpart of such Annex.

(b) Opinion of Counsel to the Borrower. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Restatement Effective Date) of Hull, Towill, Norman, Barrett & Salley, P.C., counsel for the Borrower, substantially in the form of Exhibit D, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(c) Opinion of Special Counsel to JPMCB. An opinion, dated the Restatement Effective Date, of Milbank, Tweed, Hadley & McCloy LLP special counsel to JPMCB,

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substantially in the form of Exhibit E (and JPMCB hereby instructs such counsel to deliver such opinion to the Lenders).

(d) Organizational Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Obligor, and of the respective managing members thereof (if applicable), the authorization of the Transactions and any other legal matters relating to the Obligors and any such managing member, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) Officer’s Certificate. A certificate, dated the Restatement Effective Date and signed by a senior officer of the Borrower, confirming compliance with the conditions set forth in the first sentence of Section 4.02.

(f) Security Document Confirmations. Security Document Confirmations in form and substance satisfactory to the Administrative Agent and duly executed and delivered by the respective Obligors party thereto.

(g) Evidence of Repayment of Loans. Evidence that the Borrower shall have requested that the Lenders make Tranche A Term Loans and Tranche C Term Loans hereunder, and the Lenders shall have made such Loans, in such amounts as shall be necessary to pay in full the principal of and interest on the “Tranche B Term Loans”, if any, outstanding under the Existing Credit Agreement on the Restatement Effective Date, together with all compensation payable under Section 2.13 thereof as a result of such payment, and the proceeds of such Loans shall have been applied to the payment in full of such amounts. In addition, if after giving effect to the reduction of Revolving Credit Commitments contemplated hereby the aggregate outstanding amount of Revolving Credit Loans shall exceed the aggregate amount of Revolving Credit Commitments, evidence that the Borrower shall have prepaid Revolving Credit Loans in an amount equal to such excess.

(h) Other Documents. Such other documents as the Administrative Agent or any Lender or special counsel to JPMCB may reasonably request.

Notwithstanding the foregoing, the effectiveness of this Agreement (and the amendment and restatement of the Existing Credit Agreement to be effected hereby) and of the obligation of each Lender to make its initial Loan hereunder is also subject to the payment by MCC and the Borrower of such fees as MCC and the Borrower shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special counsel to JPMCB, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the Loans hereunder (to the extent that statements for such fees and expenses have been delivered to MCC and the Borrower).

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The Administrative Agent shall notify the Borrower and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) on or prior to 3:00 p.m., New York City time, on July 23, 2004 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make any Loan to the Borrower upon the occasion of each borrowing hereunder (including the initial borrowing) is subject to the further conditions precedent that, both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof:

(a) no Default shall have occurred and be continuing; and

(b) the representations and warranties made by the Borrower in Section 3, and by each Obligor in each of the other Loan Documents, shall be true and complete on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

Each notice of borrowing by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of such notice and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such borrowing, as of the date of such borrowing).

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, MCC covenants and agrees (and, to the extent applicable to the Borrower and its Subsidiaries, the Borrower covenants and agrees) with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. MCC and the Borrower shall deliver to each of the Lenders:

(a) as soon as available and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of MCC, consolidated statements of income, retained earnings and cash flows of MCC and its Restricted Subsidiaries (and, separately stated, for the Borrower and its Subsidiaries) for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related

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consolidated balance sheet of MCC and its Restricted Subsidiaries (and, separately stated, of the Borrower and its Subsidiaries) as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for MCC or the Borrower, as applicable, for the corresponding period in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a senior financial officer of MCC or the Borrower, as applicable, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of MCC and its Restricted Subsidiaries (or of the Borrower and its Subsidiaries), in each case in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(b) as soon as available and in any event within 106 days after the end of each fiscal year of MCC, consolidated statements of income, retained earnings and cash flows of MCC and its Restricted Subsidiaries (and, separately stated, of the Borrower and its Subsidiaries) for such fiscal year and the related consolidated balance sheet of MCC and its Restricted Subsidiaries (and, separately stated, of the Borrower and its Subsidiaries) as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for MCC or the Borrower, as applicable, for the preceding fiscal year, and accompanied in each case by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of MCC and its Restricted Subsidiaries (or of the Borrower and its Subsidiaries) as at the end of, and for, such fiscal year in accordance with generally accepted accounting principles consistently applied, as at the end of, and for, such fiscal year;

(c) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, which MCC or any of its Subsidiaries shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange and supplied to the holders of any 2003 Senior Subordinated Notes or any other Permitted Indebtedness;

(d) promptly upon the mailing thereof to the shareholders or members of MCC generally, copies of all financial statements, reports and proxy statements so mailed;

(e) promptly (but in any event within five Business Days) following the occurrence thereof, notice of any voluntary or involuntary bankruptcy proceeding filed by or against Shivers or Holdings;

(f) promptly (but in any event within five Business Days) after any senior officer of MCC or the Borrower knows or has reason to believe that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such

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notice or as soon thereafter as possible, a description of the action that MCC or the Borrower has taken or proposes to take with respect thereto; and

(g) from time to time such other information regarding the financial condition, operations, business or prospects of MCC or any of its Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Lender or the Administrative Agent may reasonably request.

MCC and the Borrower will, respectively, furnish to each Lender, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of each of MCC and the Borrower

(i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that MCC or the Borrower, as applicable, has taken or proposes to take with respect thereto) and

(ii) setting forth in reasonable detail (x) the computations necessary to determine whether MCC or the Borrower, as applicable, is in compliance with Sections 2.08(b)(i), 6.02, 6.03, 6.04, 6.05 and 6.06 as of the end of the respective quarterly fiscal period or fiscal year and (y) a reconciliation to the adjustments necessary to take into account the effect of any acquisition or Disposition during the four quarterly fiscal periods ending with the date of such financial statements as contemplated in the definitions of “Cash Flow” and “Interest Expense” in Section 1.01,

such certificate to include an itemization of the Net Proceeds of any Disposition received during the relevant reporting period by MCC and its Subsidiaries.

SECTION 5.02. Notices of Material Events. MCC and the Borrower will, respectively, furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting MCC or the Borrower or any of their Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of MCC and its Subsidiaries in an aggregate amount exceeding $5,000,000;

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(d) the assertion of any Environmental Claim by any Person against, or with respect to the activities of, MCC or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any Environmental Claim or alleged violation that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a senior financial officer of MCC and the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence, Etc. MCC will, and will cause each of its Restricted Subsidiaries to:

(a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises, provided that nothing in this Section shall prohibit any transaction expressly permitted under Section 6.01, or prohibit the conversion of a Restricted Subsidiary from a corporation or partnership into a limited liability company, so long as, after giving effect to such conversion, such Restricted Subsidiary shall have executed and delivered such instruments, and delivered such proof of corporate or other action and opinions of counsel, as the Administrative Agent shall deem appropriate to confirm the obligations of such Restricted Subsidiary under the Security Documents;

(b) comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements could have a Material Adverse Effect;

(c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP;

(d) maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted;

(e) keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied;

(f) permit representatives of any Lender or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to

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inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be); and

(g) not commingle its funds with those of Shivers or any other Subsidiary of Shivers (other than MCC and its Restricted Subsidiaries), or use its funds other than in the business conducted by MCC and its Restricted Subsidiaries.

SECTION 5.04. Insurance. MCC will, and will cause each of its Restricted Subsidiaries to, keep insured by financially sound and reputable insurers all Property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations, provided that in any event, MCC shall be permitted to maintain deductibles (including through self-insurance), and maintain insurance through insurers not meeting the standards described above, in an aggregate amount up to but not exceeding $10,000,000 with respect to any category of insurance.

SECTION 5.05. Interest Rate Protection Agreements. If on the last day of any quarterly fiscal period, commencing with the quarterly fiscal period ended June 30, 2004, the Cash Flow Ratio shall be greater than 4.00 to 1, MCC or the Borrower will, within 90 days after the date upon which the financial statements for such quarterly fiscal period are required to be delivered pursuant to Section 5.01, enter into, and thereafter maintain in full force and effect, one or more Interest Rate Protection Agreements with one or more of the Lenders or their affiliates (and/or with a bank or other financial institution having capital, surplus and undivided profits of at least $500,000,000), that effectively enables MCC (in a manner satisfactory to the Required Lenders) to protect itself, for the two-year period commencing on the date such arrangements are entered into, against adverse fluctuations in the three-month London interbank offered rates as to a notional principal amount which, together with that portion of the aggregate outstanding principal amount of Indebtedness of MCC and its Restricted Subsidiaries bearing a fixed rate of interest and any existing Interest Rate Protection Agreements or other arrangements, shall in the aggregate be at least equal to 40% of the aggregate outstanding principal amount of the Indebtedness of MCC and its Restricted Subsidiaries.

SECTION 5.06. Use of Proceeds. The Borrower will use the proceeds of (i) the Tranche A Term Loans and Tranche C Term Loans hereunder to refinance the “Tranche B Term Loans” outstanding under the Existing Credit Agreement and (ii) the Revolving Credit Loans hereunder to finance working capital and other general corporate purposes of MCC and its Subsidiaries; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of the proceeds of any Loans hereunder.

SECTION 5.07. Certain Obligations Respecting Restricted Subsidiaries. MCC will, and will cause each of its Restricted Subsidiaries to, take such action from time to time as shall be necessary to ensure that MCC and each of its Restricted Subsidiaries at all times own

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(subject only to the Lien of the Security and Guarantee Agreement) at least the same percentage of the outstanding equity interests (including stock) of each of its Restricted Subsidiaries as is owned on the date hereof. Without limiting the generality of the foregoing, none MCC nor any of its Restricted Subsidiaries shall sell, transfer or otherwise dispose of any equity interests in any Restricted Subsidiary owned by them, nor permit any Restricted Subsidiary to issue any equity interests of any class whatsoever to any Person (other than to MCC or another Restricted Subsidiary). In the event that any such additional equity interests shall be issued by any Restricted Subsidiary, or any other Subsidiary of MCC holding any equity interests in any Restricted Subsidiary, the Borrower agrees forthwith to deliver (or cause to be delivered) to the Administrative Agent pursuant to the Security and Guarantee Agreement the certificates, if any, evidencing such equity interests, accompanied by undated powers executed in blank and shall take such other action as the Administrative Agent shall request to perfect the security interest created therein pursuant to the Security and Guarantee Agreement.

MCC will not permit any of its Restricted Subsidiaries to enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of Property (other than customary restrictions on the assignability of contracts).

Nothing in this Section shall be deemed to prohibit a Disposition of any Subsidiary to the extent that such Disposition is permitted under Section 6.01.

SECTION 5.08. Aircraft Assets. MCC will, and will cause each of its Subsidiaries to, take such action as shall be necessary to ensure that it delivers to the Administrative Agent such security agreements and other instruments not later than the date thirty days after the Restatement Effective Date as the Administrative Agent shall request to create and perfect Liens on the aircraft assets of MCC and its Subsidiaries, it being understood that, in connection with any incurrence of Indebtedness permitted under Section 6.03(m) that is to be secured by such aircraft assets, the Administrative Agent is authorized and directed to release such Liens upon application of the net cash proceeds thereof to the Revolving Credit Loans as contemplated in Section 6.03(m).

SECTION 5.09. Further Assurances. MCC will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement.

Without limiting the generality of the foregoing, MCC will take such action, and will cause each of its Restricted Subsidiaries to take such action, from time to time as shall be necessary to ensure that each Restricted Subsidiary of MCC (other than the Borrower, any Subsidiary organized in any jurisdiction outside of the United States of America or any Subsidiary that, as of the Restatement Effective Date, is not a Wholly Owned Subsidiary) is a

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“Subsidiary Guarantor” under the Security and Guarantee Agreement. Accordingly, in the event that any new Restricted Subsidiary meeting such conditions is formed or acquired by MCC after the date hereof, MCC will cause such Restricted Subsidiary to become a “Subsidiary Guarantor” and a “Securing Party” under the Security and Guarantee Agreement pursuant to an instrument of assumption in form and substance satisfactory to the Administrative Agent, and to deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 4.01 hereof upon the Effective Date or as the Administrative Agent shall have requested (and the Borrower hereby instructs such counsel to deliver such opinions to the Lenders and the Administrative Agent).

In addition, without limiting the generality of the foregoing, the Borrower will, and will cause each of the other Obligors to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent to create, in favor of the Administrative Agent for the benefit of the Lenders (and any affiliate thereof that is a party to any Interest Rate Protection Agreement entered into with the Borrower), perfected security interests and Liens in substantially all of the property of the Obligors as collateral security for its obligations hereunder and under the Security Documents; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.

If any Obligor shall acquire any real property interest outside of the State of Florida, including improvements, after the Restatement Effective Date having a fair market value of $3,000,000 or more (or shall make improvements upon any existing real property interest outside of the State of Florida resulting in the fair market value of such interest together with such improvements being equal to $3,000,000 or more), then (subject, in the case of any such interest that is a leasehold interest, to the delivery by the relevant landlords of any required landlord consent and memoranda of lease for recording in the appropriate county land office) it will (or, as applicable, will cause the respective Obligor holding such real property interest to) execute and deliver in favor of the Administrative Agent a mortgage, deed of trust or deed to secure debt (as appropriate for the jurisdiction in which such respective real property is situated) pursuant to which such Obligor will create a Lien upon such real property interest (and improvements) in favor of the Administrative Agent for the benefit of the Lenders (and any affiliate thereof that is a party to any Interest Rate Protection Agreement entered into with the Borrower) as collateral security for the obligations of the Obligors hereunder and under the Security Documents, and will deliver (or, or in case of landlords’ consents, will use its best efforts to cause the relevant landlords to deliver) such opinions of counsel, landlords’ consents, and title insurance policies as the Administrative Agent shall reasonably request in connection therewith.

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ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, MCC covenants and agrees (and, to the extent applicable to the Borrower and its Subsidiaries, the Borrower covenants and agrees) with the Lenders that:

SECTION 6.01. Prohibition of Fundamental Changes.

(a) Mergers and Acquisitions. MCC will not, nor will it permit any of its Restricted Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). MCC will not, nor will it permit any of its Restricted Subsidiaries to, acquire any business or Property from, or capital stock of, or be a party to any acquisition of, any Person except for purchases of inventory and other Property to be sold or used in the ordinary course of business, Investments permitted under Section 6.04(e) and Capital Expenditures permitted hereunder.

(b) Dispositions. MCC will not, nor will it permit any of its Restricted Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of the business or Property of MCC and its Restricted Subsidiaries on a consolidated basis, whether now owned or hereafter acquired and MCC will not permit any of the Newspaper Entities to convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of the business or Property of the Newspaper Entities on a consolidated basis, whether now owned or hereafter acquired.

(c) Certain Exceptions. Notwithstanding the foregoing provisions of this Section:

(i) any Restricted Subsidiary may elect to convert from a corporation or partnership into a limited liability company and any Restricted Subsidiary (other than any Acquisition Subsidiary at the time obligated in respect of any Indebtedness permitted under Section 6.03(h)) may be merged or consolidated with or into (x) the Borrower if the Borrower shall be the continuing or surviving corporation or (y) MCC or any other Restricted Subsidiary, provided, however, that a Newspaper Entity may not be merged or consolidated with or into MCC or a Restricted Subisidiary unless the surviving entity is a Newspaper Entity;

(ii) any Restricted Subsidiary (other than a Newspaper Entity) may sell, lease, transfer or otherwise dispose of any or all of its Property (upon voluntary liquidation or otherwise), provided that any such sale, lease, transfer or other disposition to an Affiliate shall satisfy the requirements of Section 6.09, it being understood that any such sale, lease, transfer or other disposition to an Affiliate of real property that satisfies the

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requirements of clause (vii) below, shall be deemed to satisfy the requirements of Section 6.09;

(iii) any Newspaper Entity (other than any Acquisition Subsidiary obligated at the time in respect of any Indebtedness permitted under Section 6.03(h)) may sell, lease, transfer or otherwise dispose of any or all of its Property (upon voluntary liquidation or otherwise) to any other Newspaper Entity (other than to any Acquisition Subsidiary obligated at the time in respect of any Indebtedness permitted under Section 6.03(h));

(iv) MCC or any of its Restricted Subsidiaries may (whether by way of purchase of assets or stock, by merger or consolidation or otherwise) make any acquisition of a business, and the related assets, of any other Person (i.e. any Person other than MCC or any of its Restricted Subsidiaries), provided that:

(x) (A) no later than five Business Days prior to the consummation of such acquisition, the Borrower shall have delivered to the Administrative Agent drafts or executed counterparts of the respective agreements or instruments pursuant to which such acquisition is to be consummated (together with any related management, non-compete, employment, option or other material agreements and any lease or other agreement entered into with any Affiliate of the seller) and any schedules or other material ancillary documents to be executed or delivered in connection therewith as are sufficient to demonstrate compliance by the Borrower with the requirements of this Section 6.01(c)(iv) and (B) promptly following request therefor, the Borrower shall deliver copies of such other information or documents relating to such acquisition as any Lender or Lenders (through the Administrative Agent) shall have reasonably requested; the agreements, instruments and other documents referred to above shall provide that

(I) neither MCC nor any of its Restricted Subsidiaries shall, in connection with such acquisition, assume any (1) Indebtedness of the seller or sellers (except Indebtedness that is permitted under Section 6.03(h)) or (2) other obligations of the seller or sellers (except for obligations incurred in the ordinary course of business in operating the Property so acquired and reasonably necessary or desirable to the continued operation of such Property) and

(II) all Property to be acquired in connection with such acquisition shall be acquired free and clear of any and all Liens (except for Liens that are permitted by Section 6.02);

(y) in connection with such acquisition, the Borrower shall have undertaken environmental surveys and assessments prepared by a firm of licensed engineers (familiar with the identification of toxic and hazardous substances) and shall have delivered copies thereof to the Administrative Agent no later than five

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Business Days prior to the consummation of such acquisition; such surveys and assessments shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders and shall have results satisfactory to the Administrative Agent and the Required Lenders, provided that neither the Administrative Agent nor any Lender shall have any responsibility to MCC or any Subsidiary or any other Person arising out of or relating to the scope or results of such environmental due diligence; and

(z) no later than five Business Days prior to the consummation of such acquisition, the Borrower shall furnish to the Lenders (1) projected pro forma consolidated balance sheets, income statements and cash flow statements (including a statement of sources and uses of funds for such acquisition showing, among other things, the source of financing for such acquisition) of MCC and its Restricted Subsidiaries after giving effect to such acquisition for the period commencing on the date of such acquisition and ending one year after the latest Principal Payment Date and (2) a certificate of a senior officer showing calculations in reasonable detail demonstrating that, after giving effect to such acquisition on a pro forma basis (as if such acquisition had been consummated at the beginning of the relevant periods), the Borrower will be in compliance with the provisions of Section 6.06, provided that (X) no acquisition may be made under this clause (iii) unless at the time thereof, and after giving effect thereto, no Default shall have occurred and shall be continuing, (Y) if the aggregate consideration paid in connection with any such acquisition is less than $35,000,000, the Borrower shall not be required to deliver the pro forma projected financial statements referred to in subclause (z)(1) above and (Z) if the aggregate consideration paid in connection with any such acquisition is less than $10,000,000, the Borrower shall not be required to deliver the agreements, environmental surveys and pro forma calculations otherwise required by the foregoing clauses (x), (y) and (z) until the date upon which the financial statements for the quarterly fiscal period in which such acquisition occurred are required to be delivered under Section 5.01 (except that if the aggregate consideration paid in connection with such acquisition is less than $1,000,000, the Borrower shall not be required to deliver such agreements, environmental surveys and pro forma calculations unless requested by the Administrative Agent);

(v) MCC may sell, transfer or otherwise dispose of any Excluded Property (or of the equity interests in any Restricted Subsidiary whose only assets consist of Excluded Property), provided that no later than five Business Days prior to the consummation of such sale, transfer or disposition, the Borrower shall furnish to the Lenders a certificate setting forth calculations in form and detail satisfactory to the Administrative Agent demonstrating on a pro forma basis (as if such sale, transfer or disposition had been consummated at the beginning of the relevant periods), that the Borrower would have been in compliance with the provisions of Section 6.06;

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(vi) the Newspaper Entities may sell, transfer or otherwise dispose of Property (including by way of an exchange of Property owned by such Newspaper Entity for Property owned by any other Person), so long as (a) the aggregate amount of Asset Cash Flow attributable to such assets or equity interests being sold, transferred, disposed or exchanged during any single fiscal year shall not exceed $7,500,000, or during the period commencing on the Effective Date through the term of this Agreement shall not exceed $20,000,000, (b) at the time thereof, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (c) no later than five Business Days prior to the consummation of such transaction, MCC shall furnish to the Lenders a certificate of a senior officer showing calculations in reasonable detail demonstrating that, after giving effect to such transaction on a pro forma basis (as if such acquisition had been consummated at the beginning of the relevant periods), MCC will be in compliance with the provisions of Section 6.06 and (d) to the extent any such exchange of property constitutes an “Asset Swap” under and as defined in the indenture for the 2003 Senior Subordinated Notes, the Borrower shall have delivered to the Administrative Agent a copy of any fairness opinion delivered pursuant to such indenture; and

(vii) MCC and its Restricted Subsidiaries may sell, transfer or otherwise dispose of real property owned by them (or of the equity interests in any Restricted Subsidiary whose only assets consist of real property) for cash, provided that

(v) no such sale, transfer or other disposition by a Newspaper Entity shall be to a Restricted Subsidiary that is not a Newspaper Entity,

(w) any such sale, transfer or other disposition to an Affiliate shall provide that concurrently with such transaction such Affiliate shall enter into a lease agreement containing Acceptable Lease Terms and which is otherwise in form and substance satisfactory to the Administrative Agent pursuant to which such real property shall be leased back to a Newspaper Entity,

(x) no later than five Business Days prior to the consummation of such sale, transfer or disposition, MCC shall furnish to the Lenders a certificate setting forth calculations in form and detail satisfactory to the Administrative Agent demonstrating on a pro forma basis (as if such sale, transfer or disposition had been consummated at the beginning of the relevant periods), that (A) MCC would have been in compliance with the provisions of Sections 6.06(b) and 6.06(c) and (B) MCC would have been in compliance with the provisions of Section 6.06(a) as if such Section required a Cash Flow Ratio of 0.75 lower than the respective Cash Flow Ratio specified for the relevant periods in said Section,

(y) the aggregate amount of Capital Lease Obligations that such lease agreement gives rise to, together with the aggregate amount of Capital Lease Obligations incurred pursuant to this clause (vii) and Section 6.05(f) in all prior

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lease transactions during the period commencing on the Effective Date through the term of this Agreement, shall not exceed $25,000,000, and

(z) the aggregate fair market value of the real property sold, transferred or otherwise disposed of pursuant to this clause (vii), together with the aggregate fair market value of the real property transferred pursuant to Section 6.05(f) during the period commencing on the Effective Date through the term of this Agreement, shall not exceed $100,000,000.

SECTION 6.02. Limitation on Liens. MCC will not, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except:

(a) Liens created pursuant to the Security Documents;

(b) Liens in existence on the date hereof and listed in Part B of Schedule II hereto;

(c) Liens imposed by any governmental authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if, adequate reserves with respect thereto are maintained on the books of MCC or the affected Subsidiaries, as the case may be, in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings and Liens securing judgments but only to the extent, for an amount and for a period not resulting in an Event of Default under paragraph (h) of Article VII;

(e) pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation;

(f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto which, in the aggregate will not result in a Material Adverse Effect;

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(h) in the case of sign locations of MCC and its Restricted Subsidiaries, so-called amortization zoning and other restrictions imposed by state and local authorities upon the use of such locations;

(i) Liens upon Property of any Acquisition Subsidiary securing Indebtedness permitted under Section 6.03(h), each of which Liens either (A) existed on such Property before the time such Acquisition Subsidiary was acquired and was not created in anticipation thereof, or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost of acquiring such Acquisition Subsidiary, provided that no such Lien shall extend to or cover any Property of MCC or any Restricted Subsidiary other than such Acquisition Subsidiary;

(j) Liens upon real and/or tangible personal Property acquired after the date hereof (by purchase, construction or otherwise) by MCC or any of its Restricted Subsidiaries and securing Indebtedness permitted under Section 6.03(m), each of which Liens either (A) existed on such Property before the time of its acquisition and was not created in anticipation thereof, or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property, provided that (x) no such Lien shall extend to or cover any Property of MCC or such Restricted Subsidiary other than the Property so acquired and improvements thereon and (y) the principal amount of Indebtedness secured by any such Lien shall not at the date of incurrence thereof exceed the fair market value (as determined in good faith by a senior financial officer of MCC) of such Property at the time it was acquired (by purchase, construction or otherwise);

(k) Liens arising in connection with Capital Lease Obligations permitted under Section 6.03(l), so long as no such Lien applies to any Property other than the Property subject to the respective lease agreement that gives rise to a Capital Lease Obligation;

(l) Liens on the aircraft assets of MCC and its Subsidiaries securing Indebtedness permitted under Section 6.03(m);

(m) additional Liens securing Indebtedness in an aggregate amount up to but not exceeding $10,000,000; and

(n) any extension, renewal or replacement of the foregoing, provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or Property (other than a substitution of like Property).

SECTION 6.03. Indebtedness. MCC will not, nor will it permit any of its Restricted Subsidiaries to, create, incur or suffer to exist any Indebtedness except:

(a) Indebtedness to the Lenders hereunder;

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(b) Indebtedness outstanding on the date hereof and listed in Part A of Schedule II hereto;

(c) Indebtedness of Restricted Subsidiaries of MCC to MCC or to other Restricted Subsidiaries of MCC;

(d) Indebtedness in respect of the 2003 Senior Subordinated Notes in an aggregate principal amount not exceeding $300,000,000;

(e) Permitted Indebtedness incurred by the Borrower in accordance with Section 6.07(a)(A) up to an aggregate principal amount not exceeding $300,000,000, provided that in no event shall the sum of the aggregate amount of Incremental Term Loans incurred after the Restatement Effective Date, the aggregate amount of increases in Revolving Credit Commitments pursuant to Section 2.06(e) and the aggregate amount of Permitted Indebtedness incurred in accordance with Section 6.07(a)(A), together with the aggregate amount of Indebtedness incurred pursuant to Section 5(b) of the Pledge Agreement, exceed $300,000,000 or such higher amount to which the Required Lenders shall have consented;

(f) Indebtedness incurred in accordance with Section 6.07(a)(B) up to an aggregate principal amount during the period commencing on the Effective Date through the term of this Agreement not exceeding $25,000,000;

(g) Indebtedness incurred in accordance with Section 6.07(a)(C);

(h) Indebtedness (including extensions, renewals and refinancings thereof) of an Acquisition Subsidiary incurred in connection with an acquisition permitted under Section 6.01(c)(iv), or an Investment permitted under Section 6.04(e), up to but not exceeding $50,000,000 in aggregate principal amount at any one time outstanding, so long as, if the aggregate principal amount of such Indebtedness then outstanding is equal to or exceeds $5,000,000, the weighted average life to maturity (determined in accordance with GAAP) of such Indebtedness at the time the same is incurred or assumed (or, as applicable, at the time the same shall be extended, renewed or refinanced) shall be longer than the remaining weighted average life to maturity (so determined and, assuming that the Revolving Credit Commitments hereunder are at all times fully utilized) of the Loans hereunder at such time;

(i) Indebtedness of the Borrower or MCC consisting of a Guarantee of Indebtedness permitted under the foregoing clause (f), so long as neither the Borrower nor MCC becomes subject to any financial covenants or restrictive covenants pursuant to or in connection with such Guarantee;

(j) in addition to any Indebtedness permitted under clause (i) above, any Indebtedness of the type described in clause (f) of the definition of such term in

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Section 1.01 up to but not exceeding $30,000,000 in the aggregate at any one time outstanding;

(k) short-term Indebtedness of the Borrower or MCC in an aggregate amount not exceeding $20,000,000, provided that the aggregate amount of such Indebtedness, together with the total Revolving Credit Exposures shall not at any time exceed the Revolving Credit Commitments;

(l) Indebtedness in respect of Capital Lease Obligations permitted to be incurred under Sections 6.01(c)(vii) and 6.05(f); and

(m) additional Indebtedness of MCC or any Restricted Subsidiary to any Person other than an Affiliate up to but not exceeding $25,000,000 in aggregate principal amount at any one time outstanding, it being understood that, upon the incurrence of any Indebtedness under this clause (m) secured by the aircraft assets of MCC and its Subsidiaries, the Borrower shall prepay Revolving Credit Loans in an amount equal to the net cash proceeds of such Indebtedness (which prepayment shall be made without any required reduction in Revolving Credit Commitments), provided that the aggregate principal amount of Indebtedness under the foregoing clauses (i), (j) and (m) shall not at any time exceed, in the aggregate, $50,000,000.

SECTION 6.04. Investments . MCC will not, nor will it permit any of its Restricted Subsidiaries to, make or permit to remain outstanding any Investments except:

(a) Investments outstanding on the date hereof and identified in Part B of Schedule IV hereto;

(b) Cash and Cash Equivalents;

(c) Investments by MCC and its Restricted Subsidiaries in Restricted Subsidiaries;

(d) Interest Rate Protection Agreements; and

(e) additional Investments in an aggregate amount at any time not exceeding $50,000,000, of which no more than $15,000,000 shall constitute Investments in Affiliates, provided that no additional Investment may be made under this clause (e) unless at the time thereof, and after giving effect thereto no Default shall have occurred and shall be continuing (it being understood that any Investment permitted under this clause (e) that would also constitute an acquisition under Section 6.01(c)(iv) shall be subject to the provisions of said Section 6.01(c)(iv)).

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For purposes of clause (e) of this Section, the aggregate amount of an Investment at any time shall be deemed to be equal to (i) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (ii) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment; the amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out.

SECTION 6.05. Restricted Payments. MCC will not, nor will it permit any of its Restricted Subsidiaries to, declare or make any Restricted Payment at any time, except that, so long as at the time thereof and after giving effect thereto no Default or Event of Default shall have occurred and be continuing:

(a) MCC may make Restricted Payments in cash (i) during any fiscal year, in an aggregate amount up to but not exceeding $15,000,000 and (ii) during the period commencing on the Effective Date through the term of this Agreement, in an aggregate amount up to but not exceeding $60,000,000;

(b) MCC may make Restricted Payments at any time in an aggregate cumulative amount during the period commencing on the Effective Date through the term of this Agreement not in excess of the lesser of (i) the aggregate Equity Contributions made in cash after the date hereof and prior to the date of the latest such Restricted Payment and (ii) $60,000,000;

(c) MCC may at any time make Restricted Payments consisting of Excluded Property (or of the equity interests in any Restricted Subsidiary whose only assets consist of Excluded Property), provided that, in the case of any such Restricted Payment consisting of the equity interests in any Restricted Subsidiary, no later than five Business Days prior to such distribution, the Borrower shall furnish to the Lenders a certificate setting forth calculations in form and detail satisfactory to the Administrative Agent demonstrating on a pro forma basis, as if such distribution had occurred at the beginning of the relevant periods, that MCC would have been in compliance with the provisions of Section 6.06;

(d) MCC may make payments to Holdings and Shivers pursuant to the Tax Consolidation Agreements;

(e) MCC may make Restricted Payments to officers and other executive employees of MCC and its Subsidiaries to the extent constituting Special Deferred Compensation;

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(f) MCC may make Restricted Payments consisting of the distribution of real property owned by MCC or a Restricted Subsidiary (or of the equity interests in any Restricted Subsidiary whose only assets consist of real property), provided that

(w) concurrently with any such distribution, the Person acquiring such real property shall enter into a lease agreement containing Acceptable Lease Terms and which is otherwise in form and substance satisfactory to the Administrative Agent pursuant to which such real property shall be leased back to MCC or a Restricted Subsidiary,

(x) no later than five Business Days prior to such distribution, MCC shall furnish to the Lenders a certificate setting forth calculations in form and detail satisfactory to the Administrative Agent demonstrating on a pro forma basis (as if such distribution and equity contribution had occurred at the beginning of the relevant periods), that (A) MCC would have been in compliance with the provisions of Sections 6.06(b) and 6.06(c) and (B) MCC would have been in compliance with the provisions of Section 6.06(a) as if such Section required a Cash Flow Ratio of 0.75 lower than the respective Cash Flow Ratio specified for the relevant periods in said Section,

(y) the aggregate amount of Capital Lease Obligations that such lease agreement gives rise to, together with the aggregate amount of Capital Lease Obligations incurred pursuant to this paragraph (f) and Section 6.01(c)(vii) in all prior lease transactions during the period commencing on the Effective Date through the term of this Agreement, shall not exceed $25,000,000, and

(z) the aggregate fair market value of the real property transferred pursuant to this Section 6.05(f), together with the aggregate fair market value of the real property sold, transferred or otherwise disposed of pursuant to Section 6.01(c)(vii) during the period commencing on the Effective Date through the term of this Agreement, shall not exceed $100,000,000;

(g) MCC may make Restricted Payments in respect of one or more employee compensation plans (including “phantom stock” payments referred to in the definition of the term “Restricted Payments” in Section 1.01) maintained for employees of MCC and its Restricted Subsidiaries so long as the aggregate amount of such Restricted Payments made in any single fiscal year shall not exceed $1,500,000 and the aggregate amount of such Restricted Payments made during the period commencing on the Effective Date through the term of this Agreement shall not exceed $10,000,000; and

(h) MCC may make Restricted Payments in cash to Holdings on each date provided for payment of interest in respect of Indebtedness incurred pursuant to Section 5(b) of the Pledge Agreement in an aggregate amount up to but not exceeding the amount of interest payable on such date.

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Nothing herein shall be deemed to prohibit the payment of dividends or other distributions in respect of equity by any Subsidiary of MCC to MCC or to any Restricted Subsidiary of MCC.

SECTION 6.06. Financial Covenants.

(a) Cash Flow Ratios. MCC will not permit the Cash Flow Ratio and the Senior Cash Flow Ratio to exceed the following respective amounts at any time during the following respective periods:

Period	Cash Flow Ratio	Senior Cash Flow Ratio
From June 30, 2004 through day preceding last day of the third Fiscal Quarter in 2005	6.00 to 1	4.00 to 1

From last day of third Fiscal Quarter in 2005 through day preceding last day of the third Fiscal Quarter in 2006	5.75 to 1	3.75 to 1

From last day of third Fiscal Quarter in 2006 and at all times thereafter	5.50 to 1	3.50 to 1

(b) Fixed Charge Coverage Ratio. MCC will not permit the Fixed Charge Coverage Ratio to be less than 1.05 to 1 at any time.

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(c) Interest Coverage Ratio. MCC will not permit the Interest Coverage Ratio to be less than the following respective amounts at any time during the following respective periods:

Period	Interest Coverage Ratio
From June 30, 2004 through day preceding last day of the third Fiscal Quarter in 2005	2.25 to 1

From last day of third Fiscal Quarter in 2005 and at all times thereafter	2.50 to 1

SECTION 6.07. Permitted Indebtedness

(a) Issuance. At any time after the date of this Agreement, the Borrower may issue or incur Indebtedness as follows:

(A) subject to Section 6.03(e), MCC, the Borrower or Morris Finance may incur additional unsecured Indebtedness in one or more public offerings or private placements of notes (i) for which MCC, the Borrower or Morris Finance, as applicable, is directly and primarily liable, (ii) that is issued pursuant to documentation containing terms (including, without limitation, interest, amortization, mandatory prepayments, covenants and events of default) in form and substance satisfactory to the Required Lenders, provided that such Indebtedness shall in any event (x) have a final maturity date that shall not be earlier than the date six months after the latest Principal Payment Date (scheduled as of the date of incurrence of such Indebtedness) hereunder, (y) not provide for amortization prior to such final maturity date and (z) not provide for Guarantees from any Subsidiary other than a Subsidiary Guarantor under the Security and Guarantee Agreement, (iii) so long as at the time of issuance of such Indebtedness and after giving effect thereto and to the application of the proceeds thereof, the Borrower shall be in compliance with Section 6.06 (the determination of such ratios to be calculated on a pro forma basis as if such Indebtedness were incurred, and the proceeds thereof were so applied, in each case, at the beginning of such period, and the Administrative Agent shall have received a certificate of a senior officer to such effect setting forth in reasonable detail the computations necessary to determine such compliance) and (iv) so long as immediately prior thereto and after giving effect to the incurrence thereof, no Default shall have occurred and be continuing, and the Administrative Agent shall have received a certificate of a senior officer to such effect;

(B) MCC may incur additional unsecured Indebtedness by borrowing funds from Shivers or a Subsidiary of Shivers so long as (i) such Indebtedness is issued pursuant to documentation containing terms (including, without limitation, interest, amortization, mandatory prepayments, covenants and events of default) in form and substance satisfactory to the Administrative Agent, provided that such Indebtedness shall in any

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event (x) have a final maturity date that shall not be earlier than the date six months after the latest Principal Payment Date (scheduled as of the date of incurrence of such Indebtedness) hereunder, (y) not provide for amortization prior to such final maturity date and (z) not provide for Guarantees from any Restricted Subsidiary, (ii) at the time of issuance of such Indebtedness and after giving effect thereto and to the application of the proceeds thereof, MCC shall be in compliance with Section 6.06 (the determination of such ratios to be calculated on a pro forma basis as if such Indebtedness were incurred, and the proceeds thereof were so applied, in each case, at the beginning of such period, and the Administrative Agent shall have received a certificate of a senior officer to such effect setting forth in reasonable detail the computations necessary to determine such compliance) and (iii) if immediately prior thereto and after giving effect to the incurrence thereof, no Default shall have occurred and be continuing, and the Administrative Agent shall have received a certificate of a senior officer to such effect; and

(C) MCC, the Borrower or Morris Finance may incur additional unsecured subordinated Indebtedness in one or more public offerings or private placements of notes (i) for which MCC or the Borrower is directly and primarily liable, (ii) that is issued pursuant to documentation containing terms (including, without limitation, interest, amortization, mandatory prepayments, covenants and events of default) in form and substance satisfactory to the Required Lenders, provided that such Indebtedness shall in any event (x) have a final maturity date that shall not be earlier than the date six months after the latest Principal Payment Date (scheduled as of the date of incurrence of such Indebtedness) hereunder, (y) not provide for amortization prior to such final maturity date and (z) not provide for Guarantees from any Subsidiary other than a Subsidiary Guarantor under the Security and Guarantee Agreement, (iii) so long as at the time of issuance of such Indebtedness and after giving effect thereto and to the application of the proceeds thereof, the Borrower shall be in compliance with Section 6.06 (the determination of such ratios to be calculated on a pro forma basis as if such Indebtedness were incurred, and the proceeds thereof were so applied, in each case, at the beginning of such period, and the Administrative Agent shall have received a certificate of a senior officer to such effect setting forth in reasonable detail the computations necessary to determine such compliance) and (iv) so long as immediately prior thereto and after giving effect to the incurrence thereof, no Default shall have occurred and be continuing, and the Administrative Agent shall have received a certificate of a senior officer to such effect.

(b) Redemption, Etc. Following the issuance thereof, MCC will not, nor will it permit any of its Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Permitted Indebtedness, except for regularly scheduled payments or prepayments of principal and interest in respect thereof required pursuant to the instruments evidencing such Permitted Indebtedness, provided that so long as at the time thereof and after giving effect thereto no Default shall have occurred and be continuing,

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MCC may prepay any of the Indebtedness issued in accordance with clause (B) of paragraph (a) above.

SECTION 6.08. Lines of Business. Neither MCC nor any of its Restricted Subsidiaries shall engage to any substantial extent in any line or lines of business activity other than the types of businesses engaged in on the date hereof by MCC and its Subsidiaries. MCC will not, and will not permit any of its Restricted Subsidiaries (other than the Newspaper Entities) to, own any newspaper assets, or engage in the business of publishing newspapers, other than (a) as a result of acquisitions in which the acquired entity owns newspaper assets or engages in the business of publishing newspapers but is not primarily engaged in the business of owning newspaper assets or publishing newspapers or (b) where the ownership of newspaper assets or publishing of newspapers generates Cash Flow not exceeding $1,000,000 during any single fiscal year.

SECTION 6.09. Transactions with Affiliates. Except as expressly permitted by this Agreement, MCC will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly: (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any Property to an Affiliate; (c) merge into or consolidate with or purchase or acquire Property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that (x) any Affiliate who is an individual may serve as a director, officer or employee of MCC or any of its Restricted Subsidiaries and receive reasonable compensation for his or her services in such capacity, (y) MCC and its Restricted Subsidiaries may enter into transactions (other than extensions of credit by MCC or any of its Restricted Subsidiaries to an Affiliate) providing for the leasing of Property, the rendering or receipt of services or the purchase or sale of inventory and other Property in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to MCC and its Restricted Subsidiaries as the monetary or business consideration which would obtain in a comparable transaction with a Person not an Affiliate and (z) MCC and the Borrower may be a party to, and make payments under, the Tax Consolidation Agreements.

SECTION 6.10. Modifications of Certain Agreements. MCC and the Borrower will not consent to any modification, supplement or waiver of any of the provisions of the Tax Consolidation Agreements or any lease agreement entered into pursuant to Section 6.01(c)(vii) or, following the issuance thereof, any of the provisions of any instrument evidencing or governing the 2003 Senior Subordinated Notes or any Permitted Indebtedness, without in each case the prior written consent of the Administrative Agent (with the approval of the Required Lenders).

SECTION 6.11. Designations of Unrestricted Subsidiaries, Etc. MCC will not designate any Subsidiary as an “Unrestricted Subsidiary” unless:

(a) such Subsidiary has no Indebtedness other than Indebtedness (i) as to which neither MCC nor any Restricted Subsidiary (A) provides credit support of any kind

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(including any undertaking, agreement or instrument that would constitute Indebtedness) or (B) is directly or indirectly liable as a guarantor or otherwise, and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of MCC or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity;

(b) such Subsidiary is a Person with respect to which neither MCC nor any Restricted Subsidiary has any direct or indirect obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(c) such Subsidiary has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of MCC or any Restricted Subsidiary;

(d) at the time thereof and after giving effect thereto, no Default or Event of Default shall have occurred or be continuing;

(e) if such Subsidiary is a Newspaper Entity then, unless each of the Lenders shall consent otherwise at the time of such designation, the aggregate assets and cash flows attributable to Newspaper Entities (including such Subsidiary) that have been designated as Unrestricted Subsidiaries (including any Unrestricted Subsidiaries that are no longer Subsidiaries of MCC) shall not represent more than 5% of the aggregate assets and cash flow, respectively, of the Newspaper Entities (and for these purposes, the aggregate assets and cash flow of any previously-designated Unrestricted Subsidiary shall be deemed to be equal to the aggregate assets and relevant cash flow for such Unrestricted Subsidiary at the time of such designation); and

(f) MCC shall furnish to the Lenders a certificate setting forth calculations in form and detail satisfactory to the Administrative Agent demonstrating on a pro forma basis (as if such designation had been consummated at the beginning of the relevant periods) that the Cash Flow Ratios described in Section 6.06(a) would not increase by more than 0.25 to 1.

Any designation of a Restricted Subsidiary as an Unrestricted Subsidiary pursuant to this Section 6.11 shall constitute an Investment in such Unrestricted Subsidiary in an amount equal to the aggregate amount of the Investments by MCC and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such designation.

Any designation of a Subsidiary of MCC as an Unrestricted Subsidiary shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of a resolution of the board of directors of the Issuer giving effect to such designation and a certificate of a senior financial officer of the Borrower and MCC certifying that such designation

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complied with the preceding conditions and is permitted by Section 6.11. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding conditions (other than clause (d)), it shall immediately cease to be an Unrestricted Subsidiary for the purposes hereof and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Borrower or MCC, as applicable, as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.03, the Borrower and MCC shall be in default of such covenant.

The board of directors of MCC may at any time designate an Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) after giving effect to such deemed incurrence of Indebtedness, MCC shall be in compliance with Section 6.06 calculated on pro forma basis (as if such designation had occurred at the beginning of the relevant periods).

SECTION 6.12. Designated Senior Debt. The Borrower will not designate any Indebtedness as “Designated Senior Debt” as defined under the 2003 Senior Subordinated Notes unless the Required Lenders have approved such designation. Notwithstanding the foregoing, the Borrower may designate one issuance or series of Permitted Indebtedness incurred in accordance with Section 6.07(a)(A) after the Restatement Effective Date through the term of this Agreement as “Designated Senior Debt” without the consent of the Required Lenders, so long the aggregate principal amount of such issuance or series is at least equal to $100,000,000.

SECTION 6.13. Morris Finance. MCC will not permit Morris Finance to own any property, other than cash in an amount not exceeding $1,000 representing nominal capitalization, and will not permit Morris Finance engage in any business or other activities other than to incur Indebtedness in respect of the 2003 Senior Subordinated Notes or other Indebtedness permitted hereunder.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) The Borrower shall default in the payment when due (whether at stated maturity or upon mandatory or optional prepayment) of any principal of or interest on any Loan, or shall default for two or more days in the payment of any fee or any other amount payable by it hereunder or under any other Loan Document; or

(b) MCC or any of its Restricted Subsidiaries shall default in the payment when due of any principal of or interest on any of its other Indebtedness having an aggregate principal amount of $5,000,000 or more; or any event specified in any note, agreement,

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indenture or other document evidencing or relating to any such Indebtedness or any event specified in any Interest Rate Protection Agreement shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity or to have the interest rate thereon reset to a level so that securities evidencing such Indebtedness trade at a level specified in relation to the par value thereof or, in the case of an Interest Rate Protection Agreement, to permit the payments owing under such Interest Rate Protection Agreement to be liquidated; or

(c) Any representation, warranty or certification made or deemed made herein or in any other Loan Document (or in any modification or supplement hereto or thereto) by any Obligor, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made, deemed made or furnished in any material respect; or

(d) The Borrower or MCC shall default in the performance of any of its obligations under any of Sections 5.01(f), 5.05, 5.07, 5.09, 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07 or 6.10; the Borrower, MCC or any Subsidiary Guarantor shall default in the performance of any of its obligations under Section 6.01 of the Security and Guarantee Agreement; Shivers shall default in the performance of any of its obligations under the Tax Consolidation Agreements; Holdings shall default in the performance of Section 4.01 or 5 of the Pledge Agreement; or any Obligor shall default in the performance of any of its other obligations in any other Loan Document and such default shall continue unremedied for a period of thirty days after notice thereof to the Borrower by the Administrative Agent or any Lender (through the Administrative Agent); or

(e) The Borrower or any Guarantor shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f) The Borrower or any Guarantor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(g) A proceeding or case shall be commenced, without the application or consent of the Borrower or any Guarantor, in any court of competent jurisdiction, seeking (i) its

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reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Borrower or such Guarantor or of all or any substantial part of its Property, or (iii) similar relief in respect of the Borrower or such Guarantor under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Borrower or such Guarantor shall be entered in an involuntary case under the Bankruptcy Code; or

(h) A final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) or in excess of $50,000,000 in the aggregate (regardless of insurance coverage) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Borrower or any Guarantor and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Borrower or the relevant Guarantor shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(j) A reasonable basis shall exist for the assertion against MCC or any of its Subsidiaries of (or there shall have been asserted against MCC or any of its Subsidiaries) claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by MCC or any of its Subsidiaries or Affiliates or any predecessor in interest of the Borrower or any of its Subsidiaries or Affiliates or relating to any site or facility owned, operated or leased by MCC or any of its Subsidiaries or Affiliates which claims or liabilities (insofar as they are payable by MCC or any of its Subsidiaries, but after deducting any portion thereof which is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor), in the judgment of the Required Lenders are reasonably likely to be determined adversely to MCC or any of its Subsidiaries and the amount thereof is, singly or in the aggregate, reasonably likely to have a Material Adverse Effect; or

(k) (i) Shivers shall cease to own at least 65% of the equity interests of Holdings (or shall cease to own at least 65% of the aggregate voting power of Holdings), (ii) MCC shall cease to be a Wholly Owned Subsidiary of Holdings, (iii) the Borrower shall cease to be a Wholly Owned Subsidiary of MCC or (iv) Holdings shall grant any Lien on, the

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respective ownership interests held by them in Holdings and MCC (other than any Lien pursuant to the Pledge Agreement); or

(l) An aggregate of at least 51% of the issued and outstanding shares of stock (of each class) of Shivers shall cease to be owned, collectively, by (i) William S. Morris III, his spouse, his children or his grandchildren, (ii) a trust for the benefit of William S. Morris III, his spouse, his children or his grandchildren, which trust is under the control of William S. Morris III, his spouse, his children or his grandchildren or (iii) a partnership, corporation or limited liability company which is controlled by (and the partnership interests in which are owned by) William S. Morris III, his spouse or his children or his grandchildren or their spouses or by a trust referred to in the foregoing clause; or

(m) The Operating Agreement shall be modified without the prior consent of the Administrative Agent (with the approval of the Required Lenders) in any manner that would adversely affect the obligations of the Borrower, or the rights of the Lenders or the Administrative Agent, hereunder or under any of the other Loan Documents; or

(n) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under the respective Security Documents), excluding, however, collateral deemed by the Administrative Agent not to be material in relation to the collateral security provided as a whole by the Security Documents, or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by the Borrower or MCC, then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (f) or (g) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder,

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shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with MCC or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to MCC or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or

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therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

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Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Except as otherwise provided in Section 9.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or a material portion of the collateral or otherwise terminate all or a material portion of the Liens under any Security Document providing for collateral security, agree to additional obligations (other than Incremental Term Loans hereunder, including any increase therein to which the Required Lenders shall have consented) being secured by all or a material portion of all of such collateral security (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Security Document, in which event the Administrative Agent may consent to such junior Lien provided that it obtains the consent of the Required Lenders thereto), alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or a material portion of such collateral, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering property that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented, or is owned by a Subsidiary that is designated as an Unrestricted Subsidiary in compliance with the provisions of Section 6.11.

In addition, without the prior consent of each Lender, the Administrative Agent shall not release MCC or any Subsidiary Guarantor that is a Newspaper Entity from its Guarantee under the Security and Guarantee Agreement, provided that if all the capital stock of any such Subsidiary Guarantor is sold to any Person that is not an Affiliate of the Borrower or MCC pursuant to a disposition permitted hereunder or to which the Required Lenders have consented, or the respective Subsidiary is designated as an Unrestricted Subsidiary in compliance with the provisions of Section 6.11, the Guarantee of such Subsidiary Guarantor and its Wholly Owned Subsidiaries under the Security and Guarantee Agreement may be terminated (and the Administrative Agent is hereby authorized, in such circumstances, to terminate any such Guarantee).

No Syndication Agent or Documentation Agent, in its respective capacity as such, shall have any duties or responsibilities under this Agreement or any other Loan Document.

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ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to MCC or the Borrower, to MCC or the Borrower at Morris Publishing Group, LLC, 725 Broad Street, Augusta, Georgia 30901, Attention of William S. Morris IV (Telecopy No. (706) 722-7125; Telephone No. (706) 823-3333), with a copy to Morris Communications Company, LLC, 725 Broad Street, Augusta, Georgia 30901, Attention of Craig S. Mitchell (Telecopy No. (706) 722-7125; Telephone No. (706) 823-3236);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, 1111 Fannin, Floor 10, Houston, Texas 77002, Attention of Melanie Pipkins, Loan and Agency Services Group (Telecopy No. (713) 750-2857; Telephone No. (713) 750-2666), with a copy to JPMorgan Chase Bank, 270 Park Avenue, 36th Floor, New York, New York 10017, Attention of Peter Thauer (Telecopy No. (212) 270-4584; Telephone No. (212) 270-6289); and

(iii) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Electronic Notification. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Modifications to Notice Provisions. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

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SECTION 9.02. Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i) increase any Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv) change Section 2.15(d) without the consent of each Lender affected thereby, or

(v) change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender,

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provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

Anything in this Agreement to the contrary notwithstanding, no waiver or modification of any provision of this Agreement that has the effect (either immediately or at some later time) of enabling the Borrower to satisfy a condition precedent to the making of a Loan of any Class shall be effective against the Lenders of such Class for purposes of the Commitments of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification, and no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class in a manner that does not affect all Classes equally shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iii) and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by MCC or any of its Subsidiaries or any Environmental Claim

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related in any way to MCC or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the affiliates, directors, officers, employees, attorneys and agents of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit

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Commitment, and the Loans, at the time held by it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 7(a), 7(f) or 7(g) hereof shall have occurred and is continuing, any other assignee; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for (x) an assignment of any Term Loans or (y) an assignment of any Revolving Credit Loans or Revolving Credit Commitments to an assignee that is a Lender with a Revolving Credit Commitment immediately prior to giving effect to such assignment.

(ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender, or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment (together with all Revolving Credit Loans) or Term Loans, the amount of the Revolving Credit Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S. $5,000,000 (or less than $1,000,000 in the case of any assignment of Term Loans) unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 7(a), 7(f) or 7(g) hereof has occurred and is continuing;

(B) each partial assignment of any Revolving Credit Commitment or Term Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Commitment (together with a proportionate part of the outstanding Revolving Credit Loans) and Term Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption in substantially the form of Exhibit A, together with a processing and recordation fee of U.S. $3,500; and

(D) the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (c) below, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under

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this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the rights referred to in Section 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) below.

(c) Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amount of the Loans held by, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and any written consent to such assignment required by said paragraph (b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (d).

(e) Participations. Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Revolving Credit Commitments and the Loans held by it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any

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amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) below, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) above. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.15(d) as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(d) as though it were a Lender hereunder.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h) Disclosure of Certain Information. A Lender may furnish any information concerning MCC or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 9.12(b).

(i) No Assignments to the Borrower or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The

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provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in

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any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to MCC or one or more of its Subsidiaries (in connection with this Agreement or

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otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by MCC and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

(b) Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested or required by any regulatory authority, including the National Association of Insurance Commissioners, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this paragraph, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. USA PATRIOT Act. Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it may be required to obtain, verify and record information that identifies such Obligor, which information includes the names and addresses of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with said Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MORRIS PUBLISHING GROUP, LLC

By	/s/
	Name:	Craig S. Mitchell
	Title:	Vice President – Finance

U.S. Federal Tax Identification No. 58-1445060

MORRIS COMMUNICATIONS COMPANY, LLC

By	/s/
	Name:	Craig S. Mitchell
	Title:	Vice President – Finance

U.S. Federal Tax Identification No. 58-1445060

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LENDERS

JPMORGAN CHASE BANK, individually and as Administrative Agent

By	/s/
Name:
Title:

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[REVOLVING CREDIT LENDERS]

By	/s/
Name:
Title:

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